Exhibit 10.1

Published CUSIP Number: 29164GAA3
Revolving Credit CUSIP Number: 29164GAB1

CREDIT AGREEMENT

dated as of October 20, 2014,

among

THE EMPIRE DISTRICT ELECTRIC COMPANY,

as Borrower,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
Swingline Lender and Issuing Bank,

ROYAL BANK OF CANADA,

UMB BANK, N.A. and

U.S. BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents,

and

THE SEVERAL LENDERS FROM TIME TO TIME PARTIES HERETO

WELLS FARGO SECURITIES, LLC,
as Sole Lead Arranger and Sole Bookrunner

ARTICLE I

DEFINITIONS
1.1	Defined Terms	1
1.2	Accounting Terms	17
1.3	Other Terms; Construction	18
1.4	Times of Day	18

ARTICLE II

AMOUNT AND TERMS OF CREDIT

2.1	Commitments	19
2.2	Procedure for Borrowings; Conversions and Continuations	19
2.3	Letters of Credit	21
2.4	Swingline Loans	29
2.5	Termination or Reduction of Commitments	31
2.6	Repayment of Loans	31
2.7	Mandatory Prepayments	31
2.8	Voluntary Prepayments	32
2.9	Interest	33
2.10	Fees	34
2.11	Payments Generally; Computations; Apportionment of Payments	35
2.12	Recovery of Payments	37
2.13	Pro Rata Treatment	38
2.14	Increased Costs; Change in Circumstances; Illegality	39
2.15	Taxes	41
2.16	Compensation	45
2.17	Mitigation Obligations; Replacement of Lenders	45
2.18	Defaulting Lenders	47
2.19	Disbursements; Funding Reliance; Domicile of Loans	50
2.20	Evidence of Debt; Notes	51
2.21	Extension of Revolving Maturity Date	52
2.22	Increase in Revolving Commitments	53

ARTICLE III

CONDITIONS PRECEDENT

3.1	Conditions to Closing Date	54
3.2	Conditions of All Credit Extensions	56

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1	Organization and Qualification	57
4.2	Subsidiaries	57
4.3	Financial Reports	58
4.4	No Material Adverse Change	58
4.5	Litigation; Tax Returns; Approvals	58
4.6	Regulation U	58
4.7	No Default	58
4.8	ERISA	59
4.9	Full Disclosure	59
4.10	Corporate Authority and Validity of Obligations	59
4.11	No Default Under Other Agreements	59
4.12	Status Under Certain Laws	59
4.13	Compliance with Laws	59
4.14	Ownership of Property	60
4.15	Solvency	60
4.16	Pari Passu	60
4.17	Anti-Corruption Laws; OFAC; Anti-Terrorism Laws	60

ARTICLE V

COVENANTS

5.1	Maintenance of Property	61
5.2	Taxes	61
5.3	Maintenance of Insurance	61
5.4	Financial Reports	61
5.5	Inspection	62
5.6	Consolidation, Merger and Sale of Assets	62
5.7	Liens	62
5.8	Notice of Suit or Material Adverse Change in Business or Default	64
5.9	ERISA	64
5.10	Use of Proceeds	65
5.11	Compliance with Laws	65
5.12	Fiscal Year	65
5.13	Maintenance of Existence	65
5.14	Maximum Total Indebtedness to Total Capitalization Ratio	65
5.15	Acquisitions	65
5.16	Anti-Corruption Laws	66
5.17	Line of Business	66

ARTICLE VI

EVENTS OF DEFAULT

6.1	Events of Default	66
6.2	Remedies: Termination of Commitments, Acceleration, etc.	68
6.3	Remedies: Setoff	69

ARTICLE VII

THE ADMINISTRATIVE AGENT

7.1	Appointment and Authority	69
7.2	Rights as a Lender	69
7.3	Exculpatory Provisions	70
7.4	Reliance by Administrative Agent	71
7.5	Delegation of Duties	71
7.6	Resignation of Administrative Agent	71
7.7	Non-Reliance on Administrative Agent and Other Lenders	72
7.8	No Other Duties, Etc.	72
7.9	Administrative Agent May File Proofs of Claim	73

ARTICLE VIII

MISCELLANEOUS

8.1	Expenses; Indemnity; Damage Waiver	73
8.2	Governing Law; Submission to Jurisdiction; Waiver of Venue; Service of Process	75
8.3	Waiver of Jury Trial	76
8.4	Notices; Effectiveness; Electronic Communication	76
8.5	Amendments, Waivers, etc.	78
8.6	Successors and Assigns	79
8.7	No Waiver	83
8.8	Survival	84
8.9	Severability	84
8.10	Construction	84
8.11	Confidentiality	84
8.12	Counterparts; Integration; Effectiveness	85
8.13	Disclosure of Information	85
8.14	USA Patriot Act Notice	85
8.15	No Advisory or Fiduciary Responsibility	86

EXHIBITS

Exhibit A-1	Form of Revolving Note
Exhibit A-2	Form of Swingline Note
Exhibit B-1	Form of Notice of Borrowing
Exhibit B-2	Form of Notice of Conversion/Continuation

Exhibit B-3	Form of Notice of Swingline Borrowing
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Assumption
Exhibit E-1-E-4	Forms of U.S. Tax Compliance Certificate

SCHEDULES

Schedule 1.1(a)	Commitments and Notice Addresses
Schedule 4.2	Subsidiaries
Schedule 5.7	Liens

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of the 20th day of October, 2014, is made among THE EMPIRE DISTRICT ELECTRIC COMPANY, a Kansas corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders, Swingline Lender and Issuing Bank.

BACKGROUND STATEMENT

The Borrower has requested that the Lenders make available a revolving credit facility in the aggregate principal amount of $200,000,000.  The Lenders are willing to make available to the Borrower the revolving credit facility described herein subject to and on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual provisions, covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1                               Defined Terms.  For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):

“Account Designation Letter” means a letter from the Borrower to the Administrative Agent listing any one or more accounts to which the Borrower may from time to time request the Administrative Agent to forward the proceeds of any Loans made hereunder.

“Additional Commitment Lender” has the meaning given to such term in Section 2.21(c).

“Adjusted Base Rate” means, at any time with respect to any Base Rate Loan, a rate per annum equal to the Base Rate as in effect at such time plus the Applicable Rate for Base Rate Loans as in effect at such time.

“Adjusted LIBOR Rate” means, at any time with respect to any LIBOR Loan, a rate per annum equal to the LIBOR Rate as in effect at such time plus the Applicable Rate for LIBOR Loans as in effect at such time.

“Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent appointed under Section 7.1, and any successor administrative agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning given to such term in Section 8.4(c).

“Aggregate Revolving Credit Exposure” means, at any time, the sum of (i) the aggregate Outstanding Amount of Revolving Loans at such time, (ii) the aggregate L/C Exposure at such time and (iii) the aggregate Outstanding Amount of Swingline Loans at such time.

“Agreement” means this Credit Agreement.

“Anniversary Date” has the meaning given to such term in Section 2.21(a).

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment.  If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Pricing Level	Debt Ratings (S&P/Moody’s)	LIBOR Loans + Letter of Credit Fees	Base Rate Loans	Facility Fee
1	A/A2 or above	0.775%	0%	0.100%
2	A-/A3	0.875%	0%	0.125%
3	BBB+/Baa1	1.025%	0.025%	0.175%
4	BBB/Baa2	1.275%	0.275%	0.225%
5	BBB-/Baa3 or below	1.475%	0.475%	0.275%

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt securities; provided that (i) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level corresponding to the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (ii) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level corresponding to the higher Debt Rating shall apply; (iii) if the Borrower has only one Debt Rating, the Pricing Level corresponding to that Debt Rating shall apply; and (iv) if the Borrower does not have any Debt Rating, Pricing Level 5 shall apply.

Initially, the Applicable Rate shall be determined based upon the Debt Ratings specified in the certificate delivered pursuant to Section 3.1(b).  Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Arranger” means Wells Fargo Securities, LLC.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an Eligible Assignee (with the consent of each Person whose consent is required by Section 8.6(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2013, and the related consolidated statements of income, common stockholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq., as amended from time to time, and any successor statute, and all regulations from time to time promulgated thereunder.

“Bankruptcy Event” means the occurrence of an Event of Default pursuant to Section 6.1(i) or 6.1(j).

“Base Rate” means the highest of (i) the per annum interest rate publicly announced from time to time by Wells Fargo to be its prime rate (which may not necessarily be its lowest or best lending rate), as adjusted to conform to changes as of the opening of business on the date of any such change in such prime rate, (ii) the Federal Funds Rate plus 0.5% per annum, as adjusted to conform to changes as of the opening of business on the date of any such change in the Federal Funds Rate, and (iii) the LIBOR Rate for an Interest Period of one month plus 1.0%, as adjusted to conform to changes as of the opening of business on the date of any such change of such LIBOR Rate.

“Base Rate Loan” means, at any time, any Loan that bears interest at such time at the applicable Adjusted Base Rate.

“Borrower” has the meaning given to such term in the introductory paragraph hereof.

“Borrowing” means the incurrence by the Borrower (including as a result of conversions and continuations of outstanding Loans pursuant to Section 2.2(c)) on a single date of a group of Loans of a single Type (or a Swingline Loan made by the Swingline Lender) and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Borrowing Date” means, with respect to any Borrowing, the date upon which such Borrowing is made.

“Business Day” means (i) any day other than a Saturday or Sunday, a legal holiday or a day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to be closed and (ii) in respect of any determination relevant to a LIBOR Loan, any such day that is also a day on which trading in Dollar deposits is conducted by banks in London, England in the London interbank Eurodollar market.

“Capital Lease” means, with respect to any Person, any lease of property (whether real, personal or mixed) by such Person as lessee that is or is required to be, in accordance with GAAP (as in effect on the Closing Date), recorded as a capital lease on such Person’s balance sheet.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any Capital Leases, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Account” has the meaning given to such term in Section 2.3(k).

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Banks or Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Bank.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)                                 any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and I3d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 33 1/3% or more of the equity securities of the Borrower entitled to vote for members of the board of directors of the Borrower on a fully-diluted basis; or

(b)                                 the passage of thirty days from the date upon which any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their becoming “beneficial owners” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of

1934) of the power to exercise, directly or indirectly, the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis representing 33 1/3% or more of the combined voting power of such securities.

“Closing Date” means the first date each of the conditions set forth in Section 3.1 are satisfied or waived in accordance with the terms of this Agreement.

“Code” means the Internal Revenue Code of 1986.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated Entities” means the Borrower and the Subsidiaries of the Borrower.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any Event of Default or any event or condition that, with the passage of time or giving of notice, or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that (i) has failed to (x) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (y) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (ii) has notified the Borrower, the Administrative Agent or any Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (iii) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (iv) has, or has a direct or indirect parent company that has, (x) become the subject of a proceeding under any Debtor Relief Law, or (y) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (i) through (iv) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, the Swingline Lender and each Lender.

“Designated Person” means any Person listed on a Sanctions List.

“Dollars” or “$” means dollars of the United States of America.

“EDE Mortgage” has the meaning given to such term in Section 5.7(i).

“EDG Mortgage” has the meaning given to such term in Section 5.7(i).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 8.6(b)(v) and (vi) (subject to such consents, if any, as may be required under Section 8.6(b)).

“Environmental Laws” means any applicable federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, rules of common law and orders of courts or enforceable orders of Governmental Authorities, relating to the protection of human health or occupational safety with respect to exposure to Hazardous Substances, or the environment, including requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as (i) a single employer under Section 414(b), (c), (m) or (o) of the Code or (ii) a member of the same controlled group under Section 4001(a)(14) of ERISA.

“Event of Default” has the meaning given to such term in Section 6.1.

“Evergreen Letter of Credit” has the meaning given to such term in Section 2.2(b)(iii).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient:  (i) any Taxes imposed on or measured by such Recipient’s net income or profits or overall gross income (in each case, however denominated), franchise and similar Taxes and branch profits Taxes, in each case, imposed by a jurisdiction (x) a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax or (y) as a result of any other present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document), (ii) in the case of a Lender, any U.S. federal withholding Taxes imposed in respect of amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Commitment pursuant to a law in effect on the date on which (x) such Lender acquires the applicable interest in the applicable Loan or Revolving Commitment (other than pursuant to an assignment request by the Borrower under Section 2.17) or (y) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired such applicable interest or to such Lender immediately before it changed its Lending Office; (iii) any Taxes attributable to such Recipient’s failure to comply with Section 2.15(g); (iv) any Taxes imposed under FATCA and (v) any U.S. federal backup withholding imposed pursuant to Section 3406 of the Code, or any similar provision of state, local or foreign law.

“Existing Credit Agreement” has the meaning given to such term in Section 3.1(e).

“Existing Revolving Maturity Date” has the meaning given to such term in Section 2.21(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or other official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreements (and any related laws, regulations or official administrative practices) implementing the foregoing.

“Federal Funds Rate” means, for any period, a fluctuating per annum interest rate (rounded upwards, if necessary, to the nearest 1/100th of one percentage point) equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fee Letters” means (i) the letter agreement, dated August 27, 2014, among the Borrower, the Administrative Agent and the Arranger (the “Original Fee Letter”), and (ii) any other agreement between an Issuing Bank and the Borrower relating to certain fees payable by the Borrower in respect of Letters of Credit Issued hereunder by such Issuing Bank.

“fiscal quarter” means a fiscal quarter of the Consolidated Entities.

“fiscal year” means a fiscal year of the Consolidated Entities.

“Foreign Lender” means a Lender that is not a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (i) with respect to any Issuing Bank, such Defaulting Lender’s L/C Exposure with respect to Letters of Credit issued by such Issuing Bank other than such portion thereof that has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (ii) with respect to any Swingline Lender, such Defaulting Lender’s Swingline Exposure with respect to outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles in the United States of America, as set forth in the statements, opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained, as in effect from time to time (subject to the provisions of Section 1.2).

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state, local, county, provincial or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guaranty Obligation” means, with respect to any Person, any direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (i) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or provide funds (x) for the payment or discharge of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor (including keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements), (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof; provided, however, that, with respect to the Consolidated Entities, the term “Guaranty Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guaranty Obligation of any guaranteeing Person hereunder shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made and (b) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guaranty Obligation shall be such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such guaranteeing Person in good faith.

“Hazardous Substance” means any substance or material meeting any one or more of the following criteria:  (i) it is or contains a substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law, (ii) it is toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous to human health or the environment and is or becomes regulated by any Governmental Authority, (iii) its presence may require investigation or response under any Environmental Law, or (iv) it is or contains, without limiting the foregoing, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or wastes, crude oil, nuclear fuel, natural gas or synthetic gas.

“Increase Effective Date” has the meaning given to such term in Section 2.22(c).

“Indebtedness” means, with respect to any Person (without duplication), (i) all indebtedness with respect to borrowed money; (ii) all reimbursement and other obligations with respect to letters of credit, banker’s acceptances, customer advances and other extensions of credit whether or not representing obligations for borrowed money; (iii) the aggregate amount of Capital Lease Obligations; (iv) all indebtedness secured by any lien or any security interest on any property, whether or not the same would be classified as a liability on a balance sheet; (e) all indebtedness representing the deferred purchase price of property, but excluding all trade payables incurred in the ordinary course of business; and (f) all Guaranty Obligations with respect to any of the foregoing.

“Indemnified Taxes” means (i) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Information” has the meaning given to such term in Section 8.11.

“Interest Period” means, as to each LIBOR Loan, the period commencing on the date such LIBOR Loan is disbursed or converted to or continued as a LIBOR Loan and ending on the date 1, 2, 3 or 6 months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:

(i)                                     the initial Interest Period for any LIBOR Loan shall commence on the date of the Borrowing of such LIBOR Loan (including the date of any continuation of, or conversion into, such LIBOR Loan), and each successive Interest Period applicable to such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(ii)                                  if any Interest Period otherwise would expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall expire on the next preceding Business Day; and

(iii)                               if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period would expire, then such Interest Period shall expire on the last Business Day of such calendar month.

“IRS” means the United States Internal Revenue Service.

“ISP” has the meaning given to such term in Section 8.2(a).

“Issue” means, with respect to any Letter of Credit, to issue, to amend or to extend the expiry of, or to renew or increase the Stated Amount of, such Letter of Credit.  The terms “Issued”, “Issuing” and “Issuance” have corresponding meanings.

“Issuer Documents” means with respect to any Letter of Credit issued by an Issuing Bank, the letter of credit application, and any other document, agreement and instrument entered into by any Issuing Bank and the Borrower or in favor of any Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means Wells Fargo, in its capacity as issuer of Letters of Credit hereunder, and each other Lender as the Borrower may from time to time select as an Issuing Bank hereunder and that has been approved in writing by the Administrative Agent; provided that such Lender has agreed to be an Issuing Bank.

“Lender” has the meaning specified in the introductory paragraph hereto and, unless the context requires otherwise, includes the Swingline Lender.

“Lending Office” means, with respect to any Lender, the office of such Lender designated as such in such Lender’s Administrative Questionnaire or in connection with an Assignment and Assumption, or such other office as may be otherwise designated in writing from time to time by such Lender to the Borrower and the Administrative Agent.  A Lender may designate separate Lending Offices as provided in the foregoing sentence for the purposes of making or maintaining different Types of Loans, and, with respect to LIBOR Loans, such office may be a domestic or foreign branch or Affiliate of such Lender.

“L/C Advance” has the meaning given to such term in Section 2.3(e).

“L/C Commitment” means, as to any Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Borrower from time to time in an aggregate amount equal to (a) for each of the initial Issuing Banks, $20,000,000 and (b) for any other

Issuing Bank, as separately agreed to by such Issuing Bank and the Borrower.  The aggregate L/C Commitment on the Closing Date shall be $20,000,000.

“L/C Disbursement” means with respect to any Letter of Credit, a payment made by the applicable Issuing Bank pursuant thereto.

“L/C Exposure” means, with respect to any Lender at any time, such Lender’s Applicable Percentage multiplied by the L/C Obligations at such time.

“L/C Honor Date” has the meaning set forth in Section 2.3(d)(ii).

“L/C Maturity Date” means the fifth Business Day prior to the Revolving Maturity Date.

“L/C Obligations” means, at any time, the sum of (i) the aggregate Stated Amount of all Letters of Credit outstanding at such time and (ii) the aggregate amount of Reimbursement Obligations outstanding at such time.

“L/C Reimbursement Date” has the meaning given to such term in Section 2.3(d)(ii).

“Letter of Credit Notice” has the meaning set forth in Section 2.3(b)(i).

“Letters of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder.

“LIBOR Loan” means, at any time, any Loan that bears interest at such time at the applicable Adjusted LIBOR Rate.

“LIBOR Market Index Rate” means, as of any date, the fluctuating rate per annum of interest equal to the LIBOR Rate with a term equivalent to a one month Interest Period on such date, or, if such date is not a Business Day, then the immediately preceding Business Day (rounded upward, if necessary, to the nearest 1/16th of one percentage point).

“LIBOR Rate” means:

(i)                                     with respect to each LIBOR Loan comprising part of the same Borrowing for any Interest Period, an interest rate per annum obtained by dividing (A) (y) the London Interbank Offered Rate (or a comparable or successor rate which is approved by the Administrative Agent) appearing on Reuters Screen LIBOR01 Page (or other commercially available source providing quotations of such rate as selected by the Administrative Agent from time to time) for deposits denominated in Dollars (rounded upward, if necessary, to the nearest 1/16th of one percentage point) (“LIBOR”) or (z) if no such rate is available, the rate of interest determined by the Administrative Agent to be the rate or the arithmetic mean of rates at which deposits in Dollars in immediately available funds are offered to first-tier banks in the London interbank Eurodollar market (rounded upward, if necessary, to the nearest 1/16th of one percentage point), in each case under (y) and (z) above at approximately 11:00 a.m., London time, two Business Days prior to the first day of such Interest Period for a period substantially equal to such Interest Period, by (B) the amount equal to 1.00 minus the Reserve Requirement (expressed as a decimal) for such Interest Period; and

(ii)                                  for any interest rate calculation with respect to a Base Rate Loan, LIBOR for an Interest Period equal to one month on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day (rounded upward, if necessary, to the nearest 1/16th of one percentage point).

“Lien” means any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), charge or other encumbrance of any nature, whether voluntary or involuntary, including the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, Capital Lease or any other lease or arrangement having substantially the same effect as any of the foregoing.

“Loan Documents” means this Agreement, the Notes, each Issuer Document, the Fee Letters, and all other agreements, instruments, documents and certificates now or hereafter executed and delivered to the Administrative Agent or any Lender by or on behalf of the Borrower with respect to this Agreement.

“Loans” means any or all of the Revolving Loans and the Swingline Loans.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect upon, (A) the business, assets, liabilities, results of operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, (B) the ability of the Borrower to perform its obligations under this Agreement or any of the other Loan Documents or (C) the legality, validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of the Administrative Agent and the Lenders hereunder and thereunder.

“Minimum Collateral Amount” means, at any time, an amount equal to 102% of the Fronting Exposure of all Issuing Banks with respect to Letters of Credit issued and outstanding at such time.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes, is making or is obligated to make contributions or has made or been obligated to make contributions.

“Non-Consenting Lender” means a Lender that does not approve any consent, waiver or amendment to any Loan Document that (i) requires the approval of all Lenders (or all Lenders directly affected thereby) in accordance with Section 8.5 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” has the meaning given to such term in Section 2.21(b).

“Non-Extension Notice Date” has the meaning given to such term in Section 2.3(b)(iii).

“Notes” means any or all of the Revolving Notes and the Swingline Note.

“Notice Date” has the meaning given to such term in Section 2.21(b).

“Notice of Borrowing” has the meaning given to such term in Section 2.2(a).

“Notice of Conversion/Continuation” has the meaning given to such term in Section 2.2(c).

“Notice of Swingline Borrowing” has the meaning given to such term in Section 2.3.

“Obligations” means all principal of and interest (including interest accruing after the filing of a petition or commencement of a case by or with respect to the Borrower seeking relief under any Debtor Relief Law, whether or not the claim for such interest is allowed in such proceeding) on the Loans and Reimbursement Obligations and all fees, expenses, indemnities and other obligations owing, due or payable at any time by the Borrower to the Administrative Agent, any Lender, the Swingline Lender, any Issuing Bank or any other Person entitled thereto, under this Agreement or any of the other Loan Documents, in each case whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, and whether existing by contract, operation of law or otherwise.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Original Fee Letter” has the meaning given to such term in the definition of “Fee Letters.”

“Other Taxes” means all present or future stamp, court or documentary, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, excluding any such Taxes that are imposed as a result of an assignment, participation, change of Lending Office or other transfer (other than an assignment requested by the Borrower pursuant to Section 2.17(a)) by a Lender (an “Assignment Tax”), if such Assignment Tax is imposed as a result of a present or former connection of the transferor or transferee with the jurisdiction imposing such Assignment Tax (other than connections arising from having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document).

“Outstanding Amount” means, with respect to any Loans on any date, the principal amount thereof after giving effect to any borrowings and prepayments or repayments thereof occurring on such date.

“Participant” has the meaning given to such term in Section 8.6(e).

“Participant Register” has the meaning given to such term in Section 8.6(e).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) of 2001, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“Payment Instructions” means the account and office of the Administrative Agent designated on Schedule 1.1(a) under the heading “Instructions for wire transfers to the Administrative Agent,” or such other account or office as the Administrative Agent may designate to the Lenders and the Borrower for such purpose from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee benefit plan (other than a Multiemployer Plan) covering any officers or employees of the Borrower or any ERISA Affiliate, any benefits of which are, or are required to be, guaranteed by the PBGC.

“Platform” has the meaning given to such term in Section 8.4(b).

“Recipient” means (i) the Administrative Agent, (ii) any Lender and (iii) any Issuing Bank, as applicable.

“Register” has the meaning given to such term in Section 8.6(d).

“Reimbursement Obligation” means the amount of any unreimbursed drawing on a Letter of Credit.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the aggregate Revolving Commitments (or, after the termination of the Revolving Commitments, the Aggregate Revolving Credit Exposure (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swingline Loans being deemed “held” by such Lender for purposes of this definition)); provided that the Revolving Commitment of, and the Revolving Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law” means, with respect to any Person, the charter, constitution, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such

Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Loan Documents.

“Reserve Requirement” means, with respect to any Interest Period, the reserve percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) in effect from time to time during such Interest Period, as provided by the Federal Reserve Board, applied for determining the maximum reserve requirements (including basic, supplemental, marginal and emergency reserves) applicable to Wells Fargo under Regulation D of the Federal Reserve Board with respect to “Eurocurrency liabilities” within the meaning of such Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding.

“Resignation Effective Date” has the meaning given to such term in Section 7.6(a).

“Responsible Officer” means the president, the chief executive officer, the chief financial officer, any other executive officer, the treasurer, assistant treasurer and any other officer or similar official thereof designated in writing by the Borrower and reasonably acceptable to the Administrative Agent.

“Revolving Commitment” means, with respect to any Lender at any time, the commitment of such Lender to make Revolving Loans in an aggregate principal amount at any time outstanding up to the amount set forth opposite such Lender’s name on Schedule 1.1(a) under the caption “Revolving Commitment” or, if such Lender has entered into one or more Assignment and Assumptions, the amount set forth for such Lender at such time in the Register as such Lender’s “Revolving Commitment,” in either case, as such amount may be increased or reduced at or prior to such time pursuant to the terms hereof.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of (i) the aggregate Outstanding Amount of all Revolving Loans made by such Lender at such time, (ii) such Lender’s L/C Exposure at such time and (iii) such Lender’s Swingline Exposure at such time.

“Revolving Loans” has the meaning given to such term in Section 2.1.

“Revolving Maturity Date” means the later of (i) the 5th anniversary of the Closing Date and (b) if maturity is extended pursuant to Section 2.21, such extended maturity date as determined pursuant to such Section; provided, however, that, in each case, if such date is not a Business Day, the Revolving Maturity Date shall be the next preceding Business Day.

“Revolving Note” means, with respect to any Lender requesting the same, the promissory note of the Borrower in favor of such Lender evidencing the Revolving Loans made by such Lender pursuant to Section 2.1, in substantially the form of Exhibit A-1, together with any amendments, modifications and supplements thereto, substitutions therefor and restatements thereof.

“Revolving Termination Date” means the Revolving Maturity Date or such earlier date of termination of the Revolving Commitments pursuant to Section 2.5 or 6.2.

“Sanctioned Country” means a country or territory which is at any time subject to Sanctions.

“Sanctions” means:

(a)                                 economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government and administered by OFAC; and

(b)                                 economic or financial sanctions imposed, administered or enforced from time to time by the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury.

“Sanctions List” means any of the lists of specially designated nationals or designated persons or entities (or equivalent) held by the U.S. government and administered by OFAC, the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury or any other U.S. government entity, in each case as the same may be amended, supplemented or substituted from time to time.

“S&P” means Standard and Poor’s Financial Services LLC, a subsidiary of the McGraw-Hill Companies, Inc. or any successor to the rating agency business thereof.

“Stated Amount” means, with respect to any Letter of Credit at any time, the aggregate amount available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met).

“Subsidiary” means, with respect to any Person (the “parent”), any other Person of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors, board of managers or other governing body of such Person, is at the time, directly or indirectly, owned or controlled by the parent and one or more of its other Subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such Person shall or might have voting power by reason of the happening of any contingency). When used without reference to a parent entity, the term “Subsidiary” shall be deemed to refer to a Subsidiary of the Borrower.

“Swingline Commitment” means $20,000,000 or, if less, the aggregate Revolving Commitments at the time of determination, as such amount may be reduced at or prior to such time pursuant to the terms hereof.

“Swingline Exposure” means, with respect to any Lender at any time, such Lender’s Applicable Percentage multiplied by the principal amount of Swingline Loans outstanding at such time.

“Swingline Lender” means Wells Fargo in its capacity as maker of Swingline Loans and its successors in such capacity.

“Swingline Loans” has the meaning given to such term in Section 2.4(a).

“Swingline Maturity Date” means the fifth Business Day prior to the Revolving Maturity Date.

“Swingline Note” means, if requested by the Swingline Lender, the promissory note of the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender pursuant to Section 2.4(a), in substantially the form of Exhibit A-2.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Type” means, with respect to any Loan or Borrowing, whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBOR Rate or the Base Rate.

“Unutilized Revolving Commitment” means, with respect to any Lender at any time, such Lender’s Revolving Commitment at such time less the sum of (i) the Outstanding Amount of all Revolving Loans made by such Lender at such time, (ii) such Lender’s L/C Exposure at such time and (iii) such Lender’s Swingline Exposure at such time.

“Unutilized Swingline Commitment” means, with respect to the Swingline Lender at any time, the Swingline Commitment at such time less the Outstanding Amount of all Swingline Loans at such time.

“U.S. Lender” means any Lender that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.15(g).

“Wells Fargo” means Wells Fargo Bank, National Association and its successors and its permitted assigns.

“Withholding Agent” means the Borrower or the Administrative Agent.

1.2                               Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with, GAAP as in effect from time to time; provided that (i) if the Borrower notifies the Administrative Agent that it wishes to amend the financial covenant in Section 5.14 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Section 5.14 for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP as in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders) and (ii) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

1.3                               Other Terms; Construction.

(a)                                             The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (v) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                             All references herein to the Lenders or any of them shall be deemed to include each Issuing Bank and the Swingline Lender unless specifically provided otherwise or unless the context otherwise requires.

1.4                               Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

AMOUNT AND TERMS OF CREDIT

2.1                               Commitments. Subject to and on the terms and conditions of this Agreement, each Lender severally agrees to make loans (the “Revolving Loans”) to the Borrower from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date in an aggregate principal amount at any time outstanding not exceeding its Revolving Commitment; provided, however, that no Borrowing of Revolving Loans shall be made if, immediately after giving effect thereto, (y) the Revolving Credit Exposure of any Lender would exceed its Revolving Commitment at such time or (z) the Aggregate Revolving Credit Exposure would exceed the aggregate Revolving Commitments at such time. Subject to and on the terms and conditions of this Agreement, the Borrower may borrow, prepay and reborrow Revolving Loans.

2.2                               Procedure for Borrowings; Conversions and Continuations.

(a)                                             Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their Applicable Percentages. Subject to Section 2.14(f), each Borrowing of Revolving Loans shall be comprised entirely either of Base Rate Loans or LIBOR Loans having the same Interest Period as the Borrower may request in accordance herewith; provided that all Borrowings made on the Closing Date must be comprised of Base Rate Loans unless the Borrower shall have provided an indemnity letter extending the benefits of Section 2.16 to Lenders in respect of such Borrowings.

(b)                                             In order to make an initial Borrowing of Revolving Loans (other than Borrowings for the purpose of paying unpaid Reimbursement Obligations, which shall be made pursuant to Section 2.3(d)(ii)), the Borrower will give the Administrative Agent written notice not later than 12:00 Noon (i) on the Borrowing Date in the case of any Borrowing of Base Rate Loans and (ii) at least three (3) Business Days prior to the Borrowing Date in the case of any Borrowing of LIBOR Loans. Each such notice (each, a “Notice of Borrowing”) shall be irrevocable, given in the form of Exhibit B-1 and shall specify (1) the aggregate principal amount and initial Type of the Loans to be made pursuant to such Borrowing, (2) in the case of a Borrowing of LIBOR Loans, the initial Interest Period to be applicable thereto, and (3) the requested date of Borrowing, which shall be a Business Day. The aggregate principal amount of each Borrowing comprised of Base Rate Loans shall not be less than $1,000,000 or a whole multiple of $250,000 in excess thereof (or, in the case of a Borrowing of Revolving Loans, if less, in the amount of the aggregate Unutilized Revolving Commitments), and the aggregate principal amount of each Borrowing comprised of LIBOR Loans shall not be less than $5,000,000 or a whole multiple of $1,000,000 in excess thereof. If no election as to the Type of Loans comprising a Borrowing is made, the Borrower shall be deemed to have requested a Borrowing comprised of Base Rate Loans; and if the Borrower shall have failed to select the duration of the Interest Period to be applicable to any Borrowing of LIBOR Loans, then the Borrower shall be deemed to have selected an Interest Period with a duration of one month. Upon its receipt of a Notice of Borrowing, the Administrative Agent will promptly notify each applicable Lender of the proposed Borrowing.

(c)                                              The Borrower may elect from time to time (i) to convert all or a portion of the outstanding principal amount of any Base Rate Loans into LIBOR Loans, or to convert any LIBOR Loans the Interest Periods for which end on the same day into Base Rate Loans, or (ii) upon the expiration of any Interest Period, to continue all or a portion of the outstanding principal amount of any LIBOR Loans the Interest Periods for which end on the same day for an additional Interest Period; provided that (w) any such conversion of LIBOR Loans into Base Rate Loans shall involve an aggregate principal amount of not less than $1,000,000 or a whole multiple of $250,000 in excess thereof (or, if less, the outstanding aggregate principal amount of such LIBOR Loans); any such conversion of Base Rate Loans into, or continuation of, LIBOR Loans shall involve an aggregate principal amount of not less than $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the outstanding aggregate principal amount of such Base Rate Loans); and no partial conversion of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding principal amount of such LIBOR Loans to less than $5,000,000 or a whole multiple of $1,000,000 in excess thereof, (x) except as otherwise provided in Section 2.14(f), LIBOR Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto (and, in any event, if a LIBOR Loan is converted into a Base Rate Loan on any day other than the last day of the Interest Period applicable thereto, the Borrower will pay, upon such conversion, all amounts required under Section 2.16 to be paid as a consequence thereof), (y) no such conversion or continuation shall be permitted with regard to any Base Rate Loans that are Swingline Loans, and (z) no conversion of Base Rate Loans into LIBOR Loans or continuation of LIBOR Loans shall be permitted during the continuance of an Event of Default. The Borrower shall make each such election by giving the Administrative Agent written notice not later than 12:00 Noon, three Business Days prior to the intended effective date of any conversion or continuation of Loans. Each such notice (each, a “Notice of Conversion/Continuation”) shall be irrevocable, shall be given in the form of Exhibit B-2 and shall specify (x) the date of such conversion or continuation (which shall be a Business Day), (y) in the case of a conversion into, or a continuation of, LIBOR Loans, the Interest Period to be applicable thereto, and (z) the aggregate amount and Type of the Loans being converted or continued. In the event that the Borrower shall fail to deliver a Notice of Conversion/Continuation as provided herein with respect to any outstanding LIBOR Loans, such LIBOR Loans shall automatically be converted to Base Rate Loans upon the expiration of the then current Interest Period applicable thereto. In the event the Borrower shall have failed to select in a Notice of Conversion/Continuation the duration of the Interest Period to be applicable to any conversion into, or continuation of, LIBOR Loans, then the Borrower shall be deemed to have selected an Interest Period with a duration of one month. Upon the receipt of a Notice of Conversion/Continuation, the Administrative Agent will promptly notify each applicable Lender of the proposed conversion or continuation.

(d)                                             Not later than 1:00 p.m. on the requested date of Borrowing, each applicable Lender will make available to the Administrative Agent in accordance with the Payment Instructions an amount, in Dollars and in immediately available funds, equal to the amount of the Loan or Loans to be made by such Lender. To the extent such Lenders have made such amounts available to the Administrative Agent, upon satisfaction of the applicable conditions set forth in Section 3.2 (and, if such Borrowing is made on the Closing Date, Section 3.1), the Administrative Agent shall make all funds so received available to the Borrower in like funds in accordance with instructions provided to the Administrative Agent as set forth in Section 2.19(a); provided, however, that if on the date of Borrowing there are Reimbursement

Obligations outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such Reimbursement Obligations, and second, shall be made available to the Borrower as provided above.

2.3                               Letters of Credit.

(a)                                             Subject to and on the terms and conditions set forth herein, (i) each Issuing Bank agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.3, (A) from time to time on any Business Day during the period from the Closing Date until the L/C Maturity Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (B) to honor drawings under the Letters of Credit; and (ii) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided, however, that no Letter of Credit shall be Issued if, immediately after giving effect thereto, (w) the Revolving Credit Exposure of any Lender exceeds its Revolving Commitment at such time, (x) the Aggregate Revolving Credit Exposure exceeds the aggregate Revolving Commitments at such time, (y) the aggregate outstanding L/C Obligations exceed the aggregate L/C Commitment, or (z) the aggregate outstanding L/C Obligations Issued by the applicable Issuing Bank exceed the L/C Commitment of such Issuing Bank. Each request by the Borrower for the Issuance of a Letter of Credit shall be deemed to be a representation by the Borrower that the Issuance so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions set forth herein, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(b)                                             Procedure for Issuance.

(i)                                                 To request the Issuance of a Letter of Credit, the Borrower shall deliver to the applicable Issuing Bank and the Administrative Agent (which will promptly notify the Lenders) at least three Business Days in advance of the requested date of Issuance (or such later date and time as the Administrative Agent and such Issuing Bank may agree in a particular instance in their sole discretion) a notice in a form reasonably acceptable to such Issuing Bank (a “Letter of Credit Notice”) requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed, extended or increased, as the case may be, and specifying the date of Issuance (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.3(b)(iii)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and the terms and conditions of (and such other information as shall be necessary to prepare, amend, renew, extend or increase, as the case may be) such Letter of Credit, it being understood and agreed that Letters of Credit may be extended and renewed in accordance with Section 2.3(b)(iii). If requested by the applicable Issuing Bank, the Borrower shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any such letter of credit application, the terms and conditions of this Agreement shall control.

(ii)                                              Promptly after receipt of any Letter of Credit Notice, the applicable Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Notice from the Borrower and, if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the applicable Issuing Bank has received written notice from any Lender, the Administrative Agent or the Borrower, at least one Business Day prior to the requested date of Issuance of the applicable Letter of Credit, that one or more applicable conditions contained in Article III shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, Issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) in accordance with such Issuing Bank’s usual and customary business practices.

(iii)                                           Each Letter of Credit shall expire at or prior to the earlier of (i) the close of business on the date one year after the date of the Issuance of such Letter of Credit, or (ii) the Letter of Credit Maturity Date; provided, however, that if the Borrower so requests in its Letter of Credit Notice, the applicable Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit (each, an “Evergreen Letter of Credit”) that has automatic extension provisions for successive periods of one year or less (but not beyond the L/C Maturity Date), provided that any such Evergreen Letter of Credit must permit the applicable Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of Issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is Issued. Once an Evergreen Letter of Credit has been Issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Maturity Date; provided, however, that no Issuing Bank shall permit any such extension if (A) such Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to Issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.3(h) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 3.2 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension. Such Issuing Bank shall promptly provide a copy of any such notice to the Borrower and the Administrative Agent.

(c)                                              Participations. By the Issuance of a Letter of Credit by any Issuing Bank and without any further action on the part of such Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender in respect of such Letter of Credit, and each such Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit in an amount equal to such Lender’s Applicable Percentage of the Stated Amount of such Letter of Credit and the Borrower’s Reimbursement Obligations with respect thereto. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any such Letter of Credit or the existence of a Default or Event of Default or reduction or termination of the aggregate Commitments. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of each Issuing Bank, the amount of such Lender’s Applicable Percentage of each L/C Disbursement made by such Issuing Bank promptly upon the request of the Issuing Bank at any time from the time such L/C Disbursement is made until such L/C Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be disgorged or refunded to the Borrower for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to Section 2.3(e), the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that any Lender has made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any L/C Disbursement made by it shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement. Notwithstanding anything in this Agreement to the contrary, effective upon the increase of the Revolving Commitments pursuant to Section 2.22, each Lender’s participation in any Letter of Credit outstanding on such date shall be automatically adjusted to reflect its Applicable Percentage after giving effect to such increase.

(d)                                             Disbursement Procedures; Reimbursement.

(i)                                                 Each Issuing Bank shall, within a reasonable time following its receipt thereof (and, in any event, within any time specified in the text of the relevant Letters of Credit Issued by it), examine all documents purporting to represent a demand for payment under any Letter of Credit Issued by it. Such Issuing Bank shall (x) promptly after its receipt thereof, notify the Administrative Agent and the Borrower of such demand for payment and (y) promptly after such examination notify the Administrative Agent and the Borrower of whether such Issuing Bank has made or will make a L/C Disbursement thereunder.

(ii)                                              The Borrower agrees that it shall reimburse each Issuing Bank in respect of any L/C Disbursement made by it by paying to the Administrative Agent an amount in Dollars equal to the amount of such L/C Disbursement not later than 2:00 p.m. on the Business Day of such L/C Disbursement (the date of such L/C Disbursement, the “L/C Honor Date”), so long as the Borrower has received notice of such L/C Disbursement not later than 11:00 a.m. on the L/C Honor Date, and otherwise, not later than the 2:00 p.m. on first Business Day immediately following the date the Borrower has received such notice (the date the Borrower is required to reimburse such L/C Disbursement, the “L/C Reimbursement Date”), together with interest thereon payable as provided in Section 2.3(j). If the Borrower fails to so reimburse the applicable Issuing Bank by such time, the Administrative Agent shall promptly notify each Lender of the amount of the Reimbursement Obligation, and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the L/C Reimbursement Date in an amount equal to the Reimbursement Obligation, without regard to the minimum and multiples specified in

Section 2.2(a)(i) for the principal amount of Borrowings, but subject to the amount of the aggregate Unutilized Revolving Commitments, and subject to the conditions set forth in Section 3.2 (other than the delivery of a Notice of Borrowing), and each Lender shall fund its Applicable Percentage of such Borrowing as set forth in Section 2.2(b). If the Borrower is unable to request a Borrowing of Base Rate Loans because it cannot satisfy each of the conditions set forth in Section 3.2 (other than the delivery of a Notice of Borrowing) or for any other reason, each Lender shall fund its L/C Advance as set forth in Section 2.3(e).

(e)                                              Funding of Participations. If the Borrower shall fail to reimburse any Issuing Bank for any L/C Disbursement by the time required in Section 2.3(d)(ii), the Administrative Agent shall notify each Lender of the applicable L/C Disbursement, the Reimbursement Obligation then due from the Borrower in respect thereof and the amount of such Lender’s Applicable Percentage thereof. Each Lender shall upon such notice make funds available to the Administrative Agent in Dollars for the account of the applicable Issuing Bank at the Payment Office in an amount equal to the amount of its Applicable Percentage of the unpaid L/C Disbursement (such amount, its “L/C Advance”) not later than 2:00 p.m. on the Business Day specified in such notice by the Administrative Agent. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable Issuing Bank for the amount of any payment made by such Issuing Bank under such Letter of Credit, together with interest as provided herein. If any Lender fails to make available to the Administrative Agent for the account of any Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.3(e), such Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Rate in effect from time to time and a rate determined by such Issuing Bank in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing. A certificate of any Issuing Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.3(e) shall be conclusive absent manifest error. Until a Lender funds its L/C Advance pursuant to this Section 2.5(e) to reimburse the applicable Issuing Bank for any L/C Disbursement made by it, interest in respect of such Lender’s L/C Advance shall be solely for the account of such Issuing Bank.

(f)                                               Repayment of Participations.

(i)                                                 At any time after any Issuing Bank has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.3(e), if the Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related Reimbursement Obligation or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its ratable portion thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)                                              If any payment received by the Administrative Agent for the account of any Issuing Bank pursuant to Section 2.3(d)(ii) is required to be returned under any of the circumstances described in Section 2.12 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Lender shall pay to the Administrative Agent for the account of such Issuing Bank its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the greater of the Federal Funds Rate in effect from time to time and a rate determined by such Issuing Bank in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing.

(g)                                              Failure to Make L/C Advances. The failure of any Lender to make the L/C Advance to be made by it on the date specified in Section 2.3(e) shall not relieve any other Lender of its obligation hereunder to make its L/C Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the L/C Advance to be made by such other Lender on such date.

(h)                                             Conditions Precedent to the Issuance of Letters of Credit. Each Issuing Bank shall be under no obligation to Issue any Letter of Credit if:

(i)                                                 any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain the Issuance of such Letter of Credit or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over it shall prohibit, or request that it refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon it with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Bank is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to it as of the Closing Date;

(ii)                                              immediately after giving effect thereto, the Aggregate Revolving Credit Exposure would exceed the aggregate Revolving Commitments at such time;

(iii)                                           immediately after giving effect thereto, the aggregate L/C Exposure would exceed the aggregate L/C Commitment at such time;

(iv)                                          immediately after giving effect thereto, the aggregate L/C Exposure in respect of Letters of Credit Issued by such Issuing Bank would exceed such Issuing Bank’s L/C Commitment at such time;

(v)                                             the Issuing Bank shall have delivered the written notice of nonrenewal described in Section 2.3(b)(iii) with respect to such Letter of Credit;

(vi)                                          one or more of the applicable conditions under Section 3.2 is not then satisfied;

(vii)                                       subject to Section 2.3(b)(iii), the expiry date of such Letter of Credit would occur more than twelve months after the date of Issuance or last extension unless the Required Lenders have approved such expiry date in writing as required pursuant to Section 8.5;

(viii)                                    the expiry date of such Letter of Credit occurs after the L/C Maturity Date;

(ix)                                          such Letter of Credit is not substantially in form and substance reasonably acceptable to the applicable Issuing Bank;

(x)                                             such Letter of Credit is denominated in a currency other than Dollars; or

(xi)                                          any Lender is at that time a Defaulting Lender, unless the applicable Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with such Lender and/or the Borrower to eliminate such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.18(a)(iv)) with respect to such Defaulting Lender as it may elect in its sole discretion.

(i)                                                 Obligations Absolute. The Reimbursement Obligations of the Borrower with respect to an L/C Disbursement under any Letter of Credit and of any Lender to reimburse the applicable Issuing Bank with respect to any L/C Disbursement made by such Issuing Bank shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and any Issuer Document under all circumstances, including the following circumstances:

(i)                                                 any lack of validity or enforceability of this Agreement, any other Loan Document, any Issuer Document or any other agreement or instrument relating thereto;

(ii)                                              any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any Issuer Document or any other amendment or waiver of or any consent to or departure from all or any of the Issuer Documents;

(iii)                                           the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Administrative Agent, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any other Issuer Document or any unrelated transaction;

(iv)                                          any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)                                             payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(vi)                                          any payment made by any Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(vii)                                       any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to or departure from any guarantee, for all or any of the Obligations of the Borrower; or

(viii)                                    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any guarantor, other than as may be expressly set forth in this Agreement.

None of the Administrative Agent, any Issuing Bank or any Lender or any of their Related Parties shall have any liability or responsibility to the Borrower by reason of or in connection with the Issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder, or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond their control; provided that the foregoing and the other provisions of this Section 2.3(i) shall not be construed to excuse the Administrative Agent, any Issuing Bank or any Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential or exemplary damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the gross negligence or willful misconduct of the Administrative Agent, such Issuing Bank or such Lender, as determined by a court of competent jurisdiction by final and nonappealable judgment, when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(j)                                                Interest. Unless the Borrower reimburses each L/C Disbursement made in respect of Letters of Credit issued for its account or the account of any Subsidiary in full on the applicable L/C Reimbursement Date, the unpaid amount of the Reimbursement Obligation thereof shall bear interest from the date of each L/C Disbursement until such amount shall be paid in full at the rate per annum then applicable to Base Rate Loans (plus an additional 2% per annum, payable on demand, if not reimbursed by the third Business Day after the applicable L/C Reimbursement Date). The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of this Section.

(k)                                             Collateralization of Letters of Credit.

(i)                                                 If (i) at any time, the Aggregate Revolving Credit Exposure shall exceed the aggregate Revolving Commitments (after giving effect to any concurrent termination or reduction thereof) or (ii) any Event of Default occurs and is continuing and the Administrative Agent requires the Borrower to Cash Collateralize the aggregate L/C Exposure pursuant to Section 6.2(c), the Borrower shall deliver to the Administrative Agent as Cash Collateral an amount in cash equal to 102% of the aggregate Stated Amount of all Letters of Credit of the Borrower outstanding at such time (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder) or, in the case of clause (i) above, an amount in cash equal to such excess. The Administrative Agent shall deposit such cash in a special collateral account of the Borrower pursuant to arrangements reasonably satisfactory to the Administrative Agent (such account, the “Cash Collateral Account”) for the benefit of the Administrative Agent, the Issuing Banks and the Lenders.

(ii)                                              The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the Lenders, a Lien upon and security interest in its Cash Collateral Account and all amounts held therein from time to time as security for the L/C Exposure of the Borrower, and for application to its aggregate Reimbursement Obligations as and when the same shall arise. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account for the benefit of the Issuing Banks and the Lenders, and the Borrower shall have no interest therein. Amounts in the Cash Collateral Account shall not bear interest.

(iii)                                           In the event of a drawing, and subsequent payment by any Issuing Bank, under any Letter of Credit at any time during which any amounts are held in the Cash Collateral Account, the Administrative Agent will deliver to such Issuing Bank an amount equal to the Reimbursement Obligation created as a result of such payment (or, if the amounts so held are less than such Reimbursement Obligation, all of such amounts) to reimburse such Issuing Bank therefor. Any amounts remaining in any Cash Collateral Account (including interest and profits) after the expiration of the Letters of Credit of the Borrower and reimbursement in full of the Issuing Banks for all of their respective obligations thereunder shall be held by the Administrative Agent, for the benefit of the Borrower, to be applied against the Obligations of the Borrower in such order and manner as the Administrative Agent may direct. If the Borrower is required to provide Cash Collateral pursuant to Section 2.7(a), such amount, to the extent not applied as aforesaid, shall be returned to the Borrower, provided that after giving effect to such return (i) the Aggregate Revolving Credit Exposure would not exceed the aggregate Revolving Commitments at such time and (ii) no Default or Event of Default shall have occurred and be continuing at such time. If the Borrower is required to provide Cash Collateral as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(l)                                                 Use of Letters of Credit. The Letters of Credit shall be used by the Borrower (or the applicable Subsidiary) for its general corporate purposes.

(m)                                         Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse Issuing Banks hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.4                               Swingline Loans.

(a)                                             The Swingline Lender agrees, subject to and on the terms and conditions of this Agreement, to make loans (the “Swingline Loans”) to the Borrower, from time to time on any Business Day during the period from the Closing Date to but not including the Swingline Maturity Date (or, if earlier, the Revolving Termination Date), in an aggregate principal amount at any time outstanding not exceeding the Swingline Commitment. Swingline Loans may be made even if the aggregate principal amount of Swingline Loans outstanding at any time, when added to the aggregate principal amount of the Revolving Loans made by the Swingline Lender in its capacity as a Lender outstanding at such time and its L/C Exposure at such time, would exceed the Swingline Lender’s own Revolving Commitment at such time; provided, however, that no Borrowing of Swingline Loans shall be made if, immediately after giving effect thereto, (x) the aggregate principal amount of all Swingline Loans then outstanding would exceed the Swingline Commitment, (y) the Revolving Credit Exposure of any Lender would exceed its Revolving Commitment at such time or (z) the Aggregate Revolving Credit Exposure would exceed the aggregate Revolving Commitments at such time; provided further that (i) the Swingline Lender shall not make any Swingline Loan if any Lender is at that time a Defaulting Lender, unless the Swingline Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Swingline Lender (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate the Swingline Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.18(a)(iv)) with respect to the Defaulting Lender arising from either the Swingline Loan then proposed to be made or that the Swingline Loan and all other Swingline Loans as to which the Swingline Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion and (ii) the Borrower shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan. Subject to and on the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Swingline Loans. Immediately upon the making of a Swingline Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swingline Loan.

(b)                                             In order to make a Borrowing of a Swingline Loan, the Borrower will give the Administrative Agent (and the Swingline Lender, if the Swingline Lender is not also the Administrative Agent) written notice not later than 3:00 p.m., Charlotte time, on the Borrowing Date. Each such notice (each, a “Notice of Swingline Borrowing”) shall be given in the form of Exhibit B-3, shall be irrevocable and shall specify (i) the principal amount of the Swingline Loan to be made pursuant to such Borrowing (which shall not be less than $100,000 and, if greater, shall be in an integral multiple of $100,000 in excess thereof (or, if less, in the amount of the Unutilized Swingline Commitment)) and (ii) the requested Borrowing Date, which shall be a

Business Day. Not later than 1:00 p.m. on the requested Borrowing Date, the Swingline Lender will make available to the Administrative Agent in accordance with the Payment Instructions an amount, in Dollars and in immediately available funds, equal to the amount of the requested Swingline Loan. To the extent the Swingline Lender has made such amount available to the Administrative Agent as provided hereinabove, the Administrative Agent will make such amount available to the Borrower in accordance with Section 2.19(a) and in like funds as received by the Administrative Agent.

(c)                                              The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m. on any Business Day require the Lenders to fund their risk participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will fund their risk participation. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to make available to the Administrative Agent in accordance with the Payment Instructions an amount, in Dollars and in immediately available funds, equal to its respective risk participation. To the extent the Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent will make the aggregate of such amounts available to the Swingline Lender in like funds as received by the Administrative Agent. In the event any such Lender fails to make available to the Administrative Agent the amount of such Lender’s risk participation as provided in this Section 2.4(c), the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon for each day from the date such amount is required to be made available for the account of the Swingline Lender until the date such amount is made available to the Swingline Lender at the Federal Funds Rate for the first three Business Days and thereafter at the Adjusted Base Rate applicable to Revolving Loans. Promptly following its receipt of any payment by or on behalf of the Borrower in respect of a Swingline Loan, the Swingline Lender will pay to each Lender that has funded a risk participation therein such Lender’s Applicable Percentage of such payment. Until each Lender funds its risk participation pursuant to this Section 2.4(c) of any Swingline Loan, interest in respect of such Lender’s Applicable Percentage of such Swingline Loan shall be solely for the account of the Swingline Lender.

(d)                                             Notwithstanding any provision of this Agreement to the contrary, the obligation of each Lender to fund its risk participation in any unpaid Swingline Loans pursuant to Section 2.4(c) shall be absolute and unconditional and shall not be affected by any circumstance or event whatsoever, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swingline Lender, the Administrative Agent, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of any Default or Event of Default, or (iii) the failure of any conditions set forth in Section 3.2 or elsewhere herein to be satisfied. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.

2.5                               Termination or Reduction of Commitments.

(a)                                             The Revolving Commitments shall automatically and permanently terminate on the Revolving Termination Date, unless sooner terminated pursuant to any other provision of this Section 2.5 or Section 6.2. The Swingline Commitment shall automatically and permanently terminate on the Swingline Maturity Date, unless sooner terminated pursuant to any other provision of this Section 2.5 or Section 6.2.

(b)                                             The Borrower may from time to time, upon prior written notice to the Administrative Agent (and in the case of a termination or reduction of the Swingline Commitment, the Swingline Lender), terminate or permanently reduce the Revolving Commitments or the Swingline Commitment; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon, three Business Days prior to the date of termination or reduction(or such shorter period as may be agreed by the Administrative Agent in its sole discretion), (ii) any such partial reduction shall be in an aggregate amount of not less than $5,000,000 ($500,000 in the case of the Swingline Commitment) or any whole multiple of $1,000,000 in excess thereof ($100,000 in the case of the Swingline Commitment), (iii) no such termination or reduction shall be made which would cause the Aggregate Revolving Credit Exposure to exceed the Revolving Commitment as so reduced, unless, concurrently with such termination or reduction, the Revolving Loans are repaid (and, after the Revolving Loans have been paid in full, the Swingline Loans are repaid) to the extent necessary to eliminate such excess and (iv) the Borrower shall pay on the date of each termination or reduction of the Revolving Commitments, any fees accrued through the date of such termination or reduction on the amount of the Revolving Commitment so terminated or reduced in accordance with the terms of this Section 2.5(b). Each reduction of the Revolving Commitments pursuant to this Section 2.5(b) shall be applied to the Revolving Commitments of the Lenders pro rata based upon their respective Applicable Percentages. If, after giving effect to any reduction of the Revolving Commitments pursuant to this Section 2.5(b), either the Swingline Commitment or the L/C Commitment exceeds the aggregate Revolving Commitments, the Swingline Commitment or the L/C Commitment, as the case may be, shall be automatically reduced by the amount of such excess.

2.6                               Repayment of Loans. Except to the extent due or paid sooner pursuant to the provisions of this Agreement, the Borrower shall repay (i) the aggregate Outstanding Amount of the Revolving Loans on the Revolving Maturity Date, and (ii) the aggregate Outstanding Amount of the Swingline Loans on the earlier of (A) the Swingline Maturity Date and (B) within ten (10) Business Days of such Loan being made.

2.7                               Mandatory Prepayments.

(a)                                             In the event that, at any time, the Aggregate Revolving Credit Exposure shall exceed the aggregate Revolving Commitments at such time (after giving effect to any concurrent termination or reduction thereof), the Borrower will immediately prepay the outstanding principal amount of the Swingline Loans and, to the extent of any excess remaining after prepayment in full of outstanding Swingline Loans, the outstanding principal amount of the Revolving Loans in the amount of such excess; provided that, to the extent such excess amount is greater than the aggregate principal amount of Swingline Loans and Revolving Loans outstanding immediately prior to the application of such prepayment, the amount so prepaid shall be retained by the Administrative Agent and held in the Cash Collateral Account as cover for L/C Exposure, as more particularly described in Section 2.3(k), and thereupon such cash shall be deemed to reduce the aggregate L/C Exposure by an equivalent amount.

(b)                                             Each prepayment pursuant to the provisions of this Section 2.7 shall be applied ratably among the Lenders holding the Loans being prepaid, in proportion to the principal amount held by each; provided that if any Lender is a Defaulting Lender at the time of any such prepayment, any mandatory prepayment of the Loans shall, if the Administrative Agent so directs at the time of making such mandatory prepayment, be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding and the outstanding Loans of such Defaulting Lender were zero. Each payment or prepayment of a LIBOR Loan made pursuant to the provisions of this Section on a day other than the last day of the Interest Period applicable thereto shall be made together with all amounts required under Section 2.16 to be paid as a consequence thereof.

2.8                               Voluntary Prepayments.

(a)                                             At any time and from time to time, the Borrower shall have the right to prepay the Loans, in whole or in part, without premium or penalty (except as provided in clause (iii) below), upon written notice given to the Administrative Agent not later than 11:00 a.m. three Business Days prior to each intended prepayment of LIBOR Loans and one Business Day prior to each intended prepayment of Base Rate Loans (other than Swingline Loans, which may be prepaid on a same-day basis); provided that (i) each partial prepayment of LIBOR Loans shall be in an aggregate principal amount of not less than $5,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof, and each partial prepayment of Base Rate Loans shall be in an aggregate principal amount of not less than $1,000,000 or, if greater, an integral multiple of $250,000 in excess thereof ($100,000 and $100,000, respectively, in the case of Swingline Loans), (ii) no partial prepayment of LIBOR Loans made pursuant to any single Borrowing shall reduce the aggregate outstanding principal amount of the remaining LIBOR Loans under such Borrowing to less than $5,000,000 or to any greater amount not an integral multiple of $1,000,000 in excess thereof, and (iii) unless made together with all amounts required under Section 2.16 to be paid as a consequence of such prepayment, a prepayment of a LIBOR Loan may be made only on the last day of the Interest Period applicable thereto. Each such notice shall specify the proposed date of such prepayment and the aggregate principal amount and Type of the Loans to be prepaid (and, in the case of LIBOR Loans, the Interest Period of the Borrowing pursuant to which made), and shall be irrevocable and shall bind the Borrower to make such prepayment on the terms specified therein. Revolving Loans and Swingline Loans prepaid pursuant to this Section 2.8 may be reborrowed, subject to the terms and conditions of this Agreement. In the event the Administrative Agent receives a notice of prepayment under this Section, the Administrative Agent will give prompt notice thereof to the Lenders; provided that if such notice has also been furnished to the Lenders, the Administrative Agent shall have no obligation to notify the Lenders with respect thereto.

(b)                                             Each prepayment of the Loans made pursuant to this Section 2.8 shall be applied ratably among the Lenders holding the Loans being prepaid, in proportion to the principal amount held by each; provided that if any Lender is a Defaulting Lender at the time of any such prepayment, any voluntary prepayment of the Loans shall, if the Administrative Agent so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding and the outstanding Loans of such Defaulting Lender were zero.

2.9                               Interest.

(a)                                             The Borrower will pay interest in respect of the unpaid principal amount of each Loan, from the date of Borrowing thereof until such principal amount shall be paid in full, (i) at the Adjusted Base Rate, as in effect from time to time during such periods as such Loan is a Base Rate Loan, (ii) at the Adjusted LIBOR Rate, as in effect from time to time during such periods as such Loan is a LIBOR Loan and (iii) at the option of the Borrower at the time of Borrowing of any Swingline Loan (A) at the Adjusted Base Rate or (B) at the LIBOR Market Index Rate plus the Applicable Rate for LIBOR Loans.

(b)                                             Upon the occurrence and during the continuance of any Event of Default under Section 6.1(a), 6.1(i) or 6.1(j), and (at the election of the Required Lenders) upon the occurrence and during the continuance of any other Event of Default, all outstanding principal amounts of the Loans and, to the greatest extent permitted by law, all interest accrued on the Loans and all other accrued and outstanding fees and other amounts hereunder or under any other Loan Document, shall bear interest at a rate per annum equal to the interest rate applicable from time to time thereafter to such Loans (whether the Adjusted Base Rate or the Adjusted LIBOR Rate) plus 2% (or, in the case of interest, fees and other amounts for which no rate is provided hereunder, at the Adjusted Base Rate plus 2%), and, in each case, such default interest shall be payable on demand. To the greatest extent permitted by law, interest shall continue to accrue after the commencement by or against the Borrower of any proceeding under any Debtor Relief Law.

(c)                                              Accrued (and theretofore unpaid) interest shall be payable as follows:

(i)                                                 in respect of each Base Rate Loan (including any Base Rate Loan or portion thereof paid or prepaid pursuant to the provisions of Section 2.6, except as provided herein below) and Swingline Loan, in arrears on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date; provided, that in the event the Loans are repaid or prepaid in full and the Commitments have been terminated, then accrued interest in respect of all Base Rate Loans and Swingline Loans shall be payable together with such repayment or prepayment on the date thereof;

(ii)                                              in respect of each LIBOR Loan (including any LIBOR Loan or portion thereof paid or prepaid pursuant to the provisions of Section 2.6, except as provided herein below), in arrears (y) on the last Business Day of the Interest Period applicable thereto (subject to the provisions of clause (ii) in the definition of “Interest Period”) and (z) in addition, in the case of a LIBOR Loan with an Interest Period having a duration of six months, on each date on which interest would have been payable under clause (y) above had successive Interest Periods of three months’ duration been applicable to such LIBOR Loan; provided, that in the event all LIBOR Loans made pursuant to a single

Borrowing are repaid or prepaid in full, then accrued interest in respect of such LIBOR Loans shall be payable together with such repayment or prepayment on the date thereof; and

(iii)                                           in respect of any Loan, at maturity (whether pursuant to acceleration or on the Revolving Maturity Date) and, after such maturity, on demand.

(d)                                             Nothing contained in this Agreement or in any other Loan Document shall be deemed to establish or require the payment of interest to any Lender at a rate in excess of the maximum rate permitted by applicable law. If the amount of interest payable for the account of any Lender on any interest payment date would exceed the maximum amount permitted by applicable law to be charged by such Lender, the amount of interest payable for its account on such interest payment date shall be automatically reduced to such maximum permissible amount. In the event of any such reduction affecting any Lender, if from time to time thereafter the amount of interest payable for the account of such Lender on any interest payment date would be less than the maximum amount permitted by applicable law to be charged by such Lender, then the amount of interest payable for its account on such subsequent interest payment date shall be automatically increased to such maximum permissible amount; provided that at no time shall the aggregate amount by which interest paid for the account of any Lender has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the previous sentence.

(e)                                              The Administrative Agent shall promptly notify the Borrower and the Lenders upon determining the interest rate for each Borrowing of LIBOR Loans after its receipt of the relevant Notice of Borrowing or Notice of Conversion/Continuation, and upon each change in the Base Rate; provided, however, that the failure of the Administrative Agent to provide the Borrower or the Lenders with any such notice shall neither affect any obligations of the Borrower or the Lenders hereunder nor result in any liability on the part of the Administrative Agent to the Borrower or any Lender. Each such determination (including each determination of the Reserve Requirement) shall, absent manifest error, be conclusive and binding on all parties hereto.

2.10                        Fees. The Borrower agrees to pay:

(a)                                             To the Arranger and Wells Fargo, for their own respective accounts, on the Closing Date, the fees required under the Original Fee Letter to be paid to them on the Closing Date, in the amounts due and payable on the Closing Date as required by the terms thereof;

(b)                                             To the Administrative Agent, for the account of each Lender, a facility fee for each calendar quarter (or portion thereof) at a per annum rate equal to the Applicable Rate for facility fees times the actual daily amount of the aggregate Revolving Commitments (or, if the aggregate Revolving Commitments have terminated, on the Outstanding Amount of all Loans and L/C Obligations), regardless of usage, subject to adjustment as provided in Section 2.18. The facility fee shall accrue at all times until the Revolving Termination Date (and thereafter so long as any Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article III is not met, and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter, commencing with the first such date to occur after the Closing Date, and on the Revolving Termination Date (and, if applicable, thereafter on demand). The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(c)                                              To the Administrative Agent, for the account of each Lender, a letter of credit fee for each calendar quarter (or portion thereof) in respect of all Letters of Credit outstanding during such quarter, at a per annum rate equal to the Applicable Rate in effect from time to time during such quarter for LIBOR Loans, on such Lender’s Applicable Percentage (subject to adjustment as provided in Section 2.18) of the daily average aggregate Stated Amount of such Letters of Credit, payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date, and (ii) on the later of the Revolving Termination Date and the date of termination of the last outstanding Letter of Credit;

(d)                                             To each Issuing Bank, for its own account, (i) a fronting fee for each calendar quarter (or portion thereof) in respect of all Letters of Credit issued by such Issuing Bank outstanding during such quarter, at a per annum rate as set forth in its Fee Letter or as otherwise separately agreed to between such Issuing Bank and the Borrower on the daily average aggregate Stated Amount of such Letters of Credit, payable in arrears (A) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date, and (B) on the later of the Revolving Termination Date and the date of termination of the last outstanding Letter of Credit and (ii) the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Bank relating to letters of credit as from time to time in effect; and

(e)                                              To the Administrative Agent, for its own account, the annual administrative fee described in the Original Fee Letter, on the terms, in the amount and at the times set forth therein.

2.11                        Payments Generally; Computations; Apportionment of Payments.

(a)                                             All payments by the Borrower hereunder shall be made without setoff, counterclaim or other defense, in Dollars and in immediately available funds to the Administrative Agent, for the account of the Lenders entitled to such payment or the Swingline Lender, as the case may be (except as otherwise expressly provided herein as to payments required to be made directly to the Issuing Bank or the Lenders) in accordance with the Payment Instructions prior to 2:00 p.m. on the date payment is due. Any payment made as required hereinabove, but after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day. If any payment falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day (except that in the case of LIBOR Loans to which the provisions of clause (ii) of the definition of “Interest Period” are applicable, such due date shall be the next preceding Business Day), and such extension of time shall then be included in the computation of payment of interest, fees or other applicable amounts.

(b)                                             The Administrative Agent will distribute to the Lenders like amounts relating to payments made to the Administrative Agent for the account of the Lenders as follows: (i) if the payment is received by 2:00 p.m. in immediately available funds, the Administrative Agent will make available to each relevant Lender on the same date, by wire transfer of immediately available funds, such Lender’s ratable share of such payment (based on the percentage that the amount of the relevant payment owing to such Lender bears to the total amount of such payment owing to all of the relevant Lenders), and (ii) if such payment is received after 2:00 p.m. or in other than immediately available funds, the Administrative Agent will make available to each such Lender its ratable share of such payment by wire transfer of immediately available funds on the next succeeding Business Day (or in the case of uncollected funds, as soon as practicable after collected). Notwithstanding the foregoing or any contrary provision hereof, if any Lender shall fail to make any payment required to be made by it hereunder to the Administrative Agent, any Issuing Bank or the Swingline Lender, then the Administrative Agent may, in its discretion, apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, until all such unsatisfied obligations are fully paid. The Administrative Agent will distribute to each Issuing Bank like amounts relating to payments made to the Administrative Agent for the account of such Issuing Bank in the same manner, and subject to the same terms and conditions, as set forth hereinabove with respect to distributions of amounts to the Lenders.

(c)                                              Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d)                                             All computations of interest and fees hereunder (including computations of the Reserve Requirement) shall be made on the basis of a year consisting of (i) in the case of interest on Base Rate Loans based on the prime commercial lending rate of the Administrative Agent, 365/366 days, as the case may be, or (ii) in all other instances, 360 days; and in each case under (i) and (ii) above, with regard to the actual number of days (including the first day, but excluding the last day) elapsed.

(e)                                              Notwithstanding any other provision of this Agreement or any other Loan Document to the contrary, all amounts collected or received by the Administrative Agent or any Lender after acceleration of the Loans pursuant to Section 6.2 or in respect of any sale of, collection from or other realization upon all or any part of any Collateral pursuant to the exercise by the Administrative Agent of its remedies shall be applied by the Administrative Agent as follows:

(i)                                                 first, to the payment of all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees irrespective of whether such fees are allowed as a claim after the occurrence of a Bankruptcy Event) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Loan Documents;

(ii)                                              second, to the payment of any fees owed to the Administrative Agent hereunder or under any other Loan Document;

(iii)                                           third, to the payment of all reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees irrespective of whether such fees are allowed as a claim after the occurrence of a Bankruptcy Event) of each of the Lenders in connection with enforcing its rights under the Loan Documents or otherwise with respect to the Obligations owing to such Lender;

(iv)                                          fourth, to the payment of all of the Obligations consisting of accrued fees and interest (including, without limitation, fees incurred and interest accruing at the then applicable rate after the occurrence of a Bankruptcy Event irrespective of whether a claim for such fees incurred and interest accruing is allowed in such proceeding);

(v)                                             fifth, to the payment of the outstanding principal amount of the Obligations (including the payment of any outstanding Reimbursement Obligations and the obligation to Cash Collateralize L/C Exposure);

(vi)                                          sixth, to the payment of all other Obligations and other obligations that shall have become due and payable under the Loan Documents or otherwise and not repaid; and

(vii)                                       seventh, to the payment of the surplus (if any) to the Borrower or as otherwise required by Applicable Law.

In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category, (y) all amounts shall be apportioned ratably among the Lenders in proportion to the amounts of such principal, interest, fees or other Obligations owed to them respectively pursuant to clauses (iii) through (vii) above, and (z) to the extent that any amounts available for distribution pursuant to clause (v) above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent to cash collateralize L/C Exposure pursuant to Section 2.3(k).

2.12                        Recovery of Payments.

(a)                                             The Borrower agrees that to the extent the Borrower makes a payment or payments to or for the account of the Administrative Agent, the Swingline Lender, any Lender or the Issuing Bank, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, common law or equitable cause (whether as a result of any demand, settlement, litigation or otherwise), then, to the extent of such payment or repayment, the Obligation intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received.

(b)                                             If any amounts distributed by the Administrative Agent to any Lender are subsequently returned or repaid by the Administrative Agent to the Borrower, its representative or successor in interest, or any other Person, whether by court order, by settlement approved by the Lender in question, or pursuant to applicable Requirements of Law, such Lender will, promptly upon receipt of notice thereof from the Administrative Agent, pay the Administrative Agent such amount.  If any such amounts are recovered by the Administrative Agent from the Borrower, its representative or successor in interest or such other Person, the Administrative Agent will redistribute such amounts to the Lenders on the same basis as such amounts were originally distributed.

2.13                        Pro Rata Treatment.

(a)                                             Except in the case of Swingline Loans, all fundings, continuations and conversions of Loans shall be made by the Lenders pro rata on the basis of their respective Applicable Percentages (in the case of the initial funding of Loans) or on the basis of their respective outstanding Loans (in the case of continuations and conversions of Loans, and additionally in all cases in the event the Revolving Commitments have expired or have been terminated), as the case may be from time to time.  All payments on account of principal of or interest on any Loans, fees or any other Obligations owing to or for the account of any one or more Lenders shall be apportioned ratably among such Lenders in proportion to the amounts of such principal, interest, fees or other Obligations owed to them respectively.

(b)                                             If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Loans and such other Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.13(b) shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, Revolving Commitments or participations in Reimbursement Obligations or Swingline Loans to any assignee or Participant.  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.  If under any applicable Debtor Relief Laws, any Lender receives a secured claim in lieu of a setoff to which this Section 2.13(b) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 2.13(b) to share in the benefits of any recovery on such secured claim.

2.14                        Increased Costs; Change in Circumstances; Illegality.

(a)                                             If any Change in Law shall:

(i)                                                 impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except the Reserve Requirement reflected in the LIBOR Rate) or any Issuing Bank;

(ii)                                              subject any Recipient to any Taxes (other than (A) Indemnified Taxes or (B) any Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                                           impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, such Issuing Bank or other Recipient, the Borrower will pay to such Lender, such Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                             If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any Lending Office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Revolving Commitments or Swingline Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)                                              A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in Section 2.14(a) or 2.14(b) and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d)                                             Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                                              If, on or prior to the first day of any Interest Period, (y) the Administrative Agent shall have determined that adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate for such Interest Period or (z) the Administrative Agent shall have received written notice from the Required Lenders of their determination that the rate of interest referred to in the definition of “LIBOR Rate” upon the basis of which the Adjusted LIBOR Rate for LIBOR Loans for such Interest Period is to be determined will not adequately and fairly reflect the cost to such Lenders of making or maintaining LIBOR Loans during such Interest Period, the Administrative Agent will forthwith so notify the Borrower and the Lenders.  Upon such notice, (i) all then outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Periods applicable thereto (unless then repaid in full), be converted into Base Rate Loans, (ii) the obligation of the Lenders to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended (including pursuant to the Borrowing to which such Interest Period applies), and (iii) any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans shall be deemed to be a request for Base Rate Loans, in each case until the Administrative Agent or the Required Lenders, as the case may be, shall have determined that the circumstances giving rise to such suspension no longer exist (and the Required Lenders, if making such determination, shall have so notified the Administrative Agent), and the Administrative Agent shall have so notified the Borrower and the Lenders.

(f)                                               Notwithstanding any other provision in this Agreement, if, at any time after the date hereof and from time to time, any Lender shall have determined in good faith that the introduction of or any Change in Law has or would have the effect of making it unlawful for such Lender to make or to continue to make or maintain LIBOR Loans, such Lender will forthwith so notify the Administrative Agent and the Borrower.  Upon such notice, (i) each of such Lender’s then outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Period applicable thereto (or, to the extent any such LIBOR Loan may not lawfully be maintained as a LIBOR Loan until such expiration date, upon such notice) and to the extent not sooner prepaid, be converted into a Base Rate Loan, (ii) the obligation of such Lender to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended (including pursuant to any Borrowing for which the Administrative Agent has received a Notice of Borrowing but for which the Borrowing Date has not arrived), and (iii) any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans shall, as to such Lender, be deemed to be a request for a Base Rate Loan, in each case until such Lender shall have determined that the circumstances giving rise to such suspension no longer exist and shall have so notified the Administrative Agent, and the Administrative Agent shall have so notified the Borrower.

(g)                                              Notwithstanding the foregoing Sections 2.14(a) and 2.14(b), no Lender or Recipient shall impose any costs specified therein or make any request for compensation pursuant thereto (or be entitled to any such additional costs) unless such Lender or Recipient is then generally imposing such cost upon or requesting such compensation from similarly situated borrowers under comparable syndicated credit facilities containing similar provisions.

2.15                        Taxes.

(a)                                             For purposes of this Section 2.15 and, for the avoidance of doubt, the definition of Excluded Taxes, the term “Lender” includes any Issuing Bank.

(b)                                             Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.15) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)                                              The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)                                             The Borrower shall indemnify each Recipient, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate with supporting calculations as to the amount of such payment or liability prepared in good faith and delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)                                              Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.6(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.15(e).  For the avoidance of doubt, nothing in this Section 2.15(e) shall limit or expand any obligations of the Borrower under this Agreement to gross up or indemnify in respect of any Taxes.

(f)                                               As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.15, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)                                              Status of Lenders.

(i)                                                 Any Lender that is entitled to an exemption from or reduction of any applicable withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii)                                              Without limiting the generality of the foregoing:

(A)                               any U.S. Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a

Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding;

(B)                               any Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two copies of whichever of the following is applicable:

(1)                                 executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party;

(2)                                 executed originals of IRS Form W-8ECI (or any successor forms);

(3)                                 in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments in connection with any Loan Document are effectively connected with such Foreign Lender’s conduct of a United States trade or business (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable (or any successor forms);

(4)                                 to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), executed originals of IRS Form W-8IMY (or any successor forms), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner(s); or

(5)                                 executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(C)                               if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this Section 2.15(g)(ii)(C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form, certification or other documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form, certification or documentation or provide other appropriate documentation (including any new documentation reasonably requested by the Borrower and the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

Notwithstanding any other provision of this Section 2.15(g), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

(h)                                             If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 2.15 (including by the payment of additional amounts pursuant to this Section 2.15), it shall promptly pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.15(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 2.15(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.15(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 2.15(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)                                                 Each Lender and the Administrative Agent shall, at the request of the Borrower, use reasonable efforts (consistent with applicable legal and regulatory restrictions) to file any certificate or document requested by the Borrower if the making of such a filing would avoid the need for or reduce the amount of any such additional amounts payable to or for the account of such Lender or the Administrative Agent (as the case may be) pursuant to this Section which may thereafter accrue and would not, in the sole judgment of such Lender or the Administrative Agent, require such Lender or the Administrative Agent to disclose any confidential or proprietary information, incur any unreimbursed third party cost or expense or otherwise be disadvantageous to such Lender or the Administrative Agent.

(j)                                                Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.16                        Compensation.  The Borrower will compensate each Lender upon demand for all actual losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund or maintain LIBOR Loans) that such Lender may incur or sustain (i) if for any reason (other than a default by such Lender) a Borrowing or continuation of, or conversion into, a LIBOR Loan does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation, (ii) if any repayment, prepayment or conversion of any LIBOR Loan occurs on a date other than the last day of an Interest Period applicable thereto (including as a consequence of any assignment made pursuant to Section 2.17(a) or any acceleration of the maturity of the Loans pursuant to Section 6.2), (iii) if any prepayment of any LIBOR Loan is not made on any date specified in a notice of prepayment given by the Borrower or (iv) as a consequence of any other failure by the Borrower to make any payments with respect to any LIBOR Loan when due hereunder.  Calculation of all amounts payable to a Lender under this Section 2.16 shall be made as though such Lender had actually funded its relevant LIBOR Loan through the purchase of a Eurodollar deposit bearing interest at the LIBOR Rate in an amount equal to the amount of such LIBOR Loan, having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.16.  A certificate (which shall be in reasonable detail) showing the bases for the determinations set forth in this Section 2.16 by any Lender as to any additional amounts payable pursuant to this Section 2.16 shall be submitted by such Lender to the Borrower either directly or through the Administrative Agent.  Determinations set forth in any such certificate made in good faith for purposes of this Section 2.16 of any such losses, expenses or liabilities shall be conclusive absent manifest error.

2.17                        Mitigation Obligations; Replacement of Lenders.

(a)                                             If any Lender requests compensation under Section 2.14, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any

Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.15, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender and preapproved by the Borrower in connection with any such designation or assignment.

(b)                                             If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant Section 2.15 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 2.17(a), or if any Lender is a Defaulting Lender, a Non-Extending Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.6), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.14 or 2.15) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)                                                 the Administrative Agent shall have been paid the assignment fee (if any) specified in Section 8.6(b)(iv);

(ii)                                              such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and any funded participations in L/C Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.16) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)                                           in the case of any such assignment resulting from a request for compensation under Section 2.14 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)                                          such assignment does not conflict with applicable Requirements of Law; and

(v)                                             in the case of any assignment resulting from a Lender becoming a Non- Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the

Borrower to require such assignment and delegation cease to apply.  Each party hereto agrees that an assignment required to be made by a Lender pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee, and consented to by the Issuing Banks and the Swingline Lender, and that the Lender required to make such assignment need not be a party thereto.

2.18                        Defaulting Lenders.

(a)                                             Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                                                 Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 8.5.

(ii)                                              Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 6.3 shall be applied at such time or times as may be determined by the Administrative Agent as follows:

(A)                               first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder;

(B)                               second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or the Swingline Lender hereunder;

(C)                               third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.18(c);

(D)                               fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent;

(E)                                fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest-bearing deposit account and released pro rata in order to (i) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (ii) Cash Collateralize, in accordance with Section 2.18(c), the Issuing Banks’ future Fronting Exposure with respect to future Letters of Credit issued under this Agreement;

(F)                                 sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or the Swingline

Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

(G)                               seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

(H)                              eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction;

provided that if (x) such payment is a payment of the principal amount of any Loans or any L/C Obligation in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and obligations in respect of Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or obligations in respect of Letters of Credit owed to, such Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               (A)                               Any Defaulting Lender shall be entitled to receive any facility fee pursuant to Section 2.10(b) for any period during which such Lender is a Defaulting Lender only to the extent allocable to the sum of (x) the outstanding principal amount of the Revolving Loans funded by it and (y) its L/C Exposure and Swingline Exposure for which it has provided Cash Collateral in accordance with Section 2.18(c).

(B)                               Each Defaulting Lender shall be entitled to receive letter of credit fees in accordance with Section 2.10(c) for any period during which such Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the Stated Amount of Letters of Credit for which it has provided Cash Collateral in accordance with Section 2.18(c).

(C)                               With respect to any facility fee or letter of credit fee not required to be paid to any Defaulting lender pursuant to Section 2.18(a)(iii) or 2.18(a)(iii)(B), the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s L/C Exposure or Swingline Exposure that has been reallocated to such Non-Defaulting Lender pursuant to Section 2.18(a)(iv), (y) pay to the applicable Issuing Bank and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to its Fronting Exposure to such Defaulting Lender and (z) not be required to pay the remaining amount of any such fee.

(iv)                                          All or any part of such Defaulting Lender’s L/C Exposure and Swingline Exposure shall automatically (effective on the day such Lender becomes a Defaulting Lender) be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from such Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)                                             If the reallocation described in Section 2.18(a)(iv) cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (A) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (B) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.18(c).

(b)                                             If the Borrower, the Administrative Agent, the Issuing Banks and the Swingline Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held by the Lenders in accordance with their respective Applicable Percentages (without giving effect to Section 2.18(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(c)                                              At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Issuing Banks’ Fronting Exposure (determined after giving effect to Section 2.18(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i)                                                 All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent.  The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Banks and the Lenders (including the Swingline Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.18(c)(ii).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(ii)                                              Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.18 in respect of Letters of Credit or Swingline Loans shall be held and applied to the satisfaction of the specific L/C Exposure or Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(iii)                                           Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee)) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, that (x) Cash Collateral furnished by or on behalf of the Borrower shall not be released during the continuance of a Default (and following application as provided in this Section 2.18 may be otherwise applied in accordance with Section 2.13) and (y) the Person providing Cash Collateral and the Issuing Banks or Swingline Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.19                        Disbursements; Funding Reliance; Domicile of Loans.

(a)                                             The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of each Borrowing in accordance with the terms of any written instructions from any Responsible Officer of the Borrower; provided that the Administrative Agent shall not be obligated under any circumstances to forward amounts to any account not listed in an Account Designation Letter.  The Borrower may at any time deliver to the Administrative Agent an Account Designation Letter listing any additional accounts or deleting any accounts listed in a previous Account Designation Letter.

(b)                                             Unless the Administrative Agent shall have received notice from a Lender (x) in the case of a Borrowing comprising Base Rate Loans, two hours prior to the proposed time of such Borrowing, or (y) otherwise, prior to the proposed date of any Borrowing, that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2(d), and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the Adjusted Base Rate.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, then the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower in accordance with this Section 2.19(b) shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c)                                              The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Sections 2.15(e) and 8.1(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any such payment on any date shall not relieve any other Lender of its corresponding obligation, if any, hereunder to do so on such date, but no Lender shall be responsible for the failure of any other Lender to so make its Loan, purchase its participation or to make any such payment required hereunder.

(d)                                             Each Lender may, at its option, make and maintain any Loan at, to or for the account of any of its Lending Offices or by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan to or for the account of such Lender in accordance with the terms of this Agreement.

2.20                        Evidence of Debt; Notes.

(a)                                             Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the applicable Lending Office of such Lender resulting from each Loan made by such Lending Office of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lending Office of such Lender from time to time under this Agreement.

(b)                                             The Administrative Agent shall maintain the Register pursuant to Section 8.6(d), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each such Loan and Type of each such Loan and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of each such Loan and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of each such Loan and each Lender’s share thereof.

(c)                                              The entries made in the accounts, Register and subaccounts maintained pursuant to Section 2.20(b) (and, if consistent with the entries of the Administrative Agent, Section 2.20(a)) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d)                                             The Loans made by each Lender shall, if requested by the applicable Lender (which request shall be made to the Administrative Agent), be evidenced (i) in the case of Revolving Loans, by a Revolving Note appropriately completed in substantially the form of Exhibit A-1, and (iv) in the case of the Swingline Loans, by a Swingline Note appropriately completed in substantially the form of Exhibit A-2, in each case executed by the Borrower and payable to the order of such Lender.  Each Note shall be entitled to all of the benefits of this Agreement and the other Loan Documents and shall be subject to the provisions hereof and thereof.

2.21                        Extension of Revolving Maturity Date.

(a)                                             The Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 90 days and not later than 30 days prior to the next anniversary of the Closing Date (each such date, an “Anniversary Date”), request that each Lender extend such Lender’s Revolving Maturity Date then in effect hereunder (such date, the “Existing Revolving Maturity Date”) for an additional year, provided that the Revolving Maturity Date may not be extended more than two times pursuant to this Section 2.21.

(b)                                             Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date (the “Notice Date”) that is 30 days following the date that notice of the Borrower’s request is given by the Administrative Agent, advise the Administrative Agent whether or not such Lender agrees to such extension (each Lender that determines not to so extend its Revolving Maturity Date, a “Non-Extending Lender”) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender.  The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.  The Administrative Agent shall promptly notify the Borrower of each Lender’s determination under this Section promptly after receipt thereof.

(c)                                              The Borrower shall have the right to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 2.17(b); provided that each of such Additional Commitment Lenders shall enter into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the applicable Anniversary Date, undertake a Revolving Commitment (and, if any such Additional Commitment Lender is already a Lender, its Revolving Commitment shall be in addition to such Lender’s Revolving Commitment hereunder on such date).

(d)                                             If (and only if) the total of the Revolving Commitments of the Lenders that have agreed so to extend their Revolving Maturity Date (each, an “Extending Lender”) shall be more than 50% of the aggregate amount of the Revolving Commitments in effect immediately prior to the applicable Anniversary Date, then, effective as of the applicable Anniversary Date, the Revolving Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling one year after the Existing Revolving Maturity Date (except that, if such date is not a Business Day, such Revolving Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.

(e)                                              As a condition precedent to each such extension, the Borrower shall deliver to the Administrative Agent a certificate dated as of the applicable Anniversary Date signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such extension and (ii) certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article IV and the other Loan Documents shall be true and correct in all material respects (or, with respect to representations already qualified by concepts of materiality, in all respects) on and as of such applicable Anniversary Date (except (1) to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects (or, with respect to representations already qualified by concepts of materiality, in all respects) as of such date to the extent that such representation and warranty relates solely to an earlier date and (2) the representations and warranties contained in subsections (a) and (b) of Section 4.3 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 5.4, and (B) no Default or Event of Default shall have occurred and be continuing.  In addition, on the Revolving Maturity Date of each Non-Extending Lender, the Borrower shall prepay any Revolving Loans outstanding on such date (and pay any additional amounts required pursuant to Section 2.16) to the extent necessary to keep outstanding Revolving Loans ratable with any revised Applicable Percentages of the respective Lenders effective as of such date.

(f)                                               This Section shall supersede any provisions in Section 2.13 or 8.5 to the contrary.

2.22                        Increase in Revolving Commitments.

(a)                                             Provided no Default or Event of Default shall have occurred and be continuing, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time request an increase in the aggregate Revolving Commitments by an amount (for all such increases) not exceeding $75,000,000; provided that any such request for an increase shall be in a minimum amount of $10,000,000.  At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender or potential Lender is requested to respond.  The Borrower shall be entitled to select which Lenders or other potential Eligible Assignees will be invited to provide increased or additional Revolving Commitments.  Each Lender so selected shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Commitment.  Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment.

(b)                                             The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder.  Subject to the approval of the Issuing Banks and the Swingline Lender (which approvals shall not be unreasonably withheld), the Borrower may invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(c)                                              If the aggregate Revolving Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(d)                                             As a condition precedent to each such increase, the Borrower shall deliver to the Administrative Agent a certificate dated as of the Increase Effective Date signed by a Responsible Officer of the Borrower (x) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (y) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article IV and the other Loan Documents shall be true and correct in all material respects (or, with respect to representations already qualified by concepts of materiality, in all respects) on and as of such applicable Increase Effective Date (except (1) to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects (or, with respect to representations already qualified by concepts of materiality, in all respects) as of such date to the extent that such representation and warranty relates solely to an earlier date and (2) the representations and warranties contained in subsections (a) and (b) of Section 4.3 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 5.4, and (B) no Default or Event of Default shall have occurred and be continuing.  On each Increase Effective Date, each Lender that is acquiring a Revolving Commitment or increasing its Revolving Commitment on such Increase Effective Date shall make a Revolving Loan, the proceeds of which will be used to prepay the Revolving Loans of the other Lenders immediately prior to such Increase Effective Date, so that, after giving effect thereto, the Revolving Loans outstanding are held by the Lenders pro rata based on their Applicable Percentages after giving effect to such Increase Effective Date.

ARTICLE III

CONDITIONS PRECEDENT

3.1                               Conditions to Closing Date.  The obligation of each Lender to make Loans in connection with the initial Borrowing hereunder, and the obligation of the Issuing Banks to issue Letters of Credit hereunder on the Closing Date, is subject to the satisfaction of the following conditions precedent:

(a)                                             The Administrative Agent shall have received the following, each dated as of the Closing Date (unless otherwise specified) and in such number of copies as the Administrative Agent shall have requested:

(i)                                                 executed counterparts of this Agreement;

(ii)                                              to the extent requested by any Lender in accordance with Section 2.20(d), a Note or Notes for such Lender, in each case duly completed in accordance with the provisions of Section 2.20(d) and executed by the Borrower; and

(iii)                                           the favorable opinion of (1) Cahill, Gordon & Reindel, New York counsel to the Borrower, (2) Anderson & Byrd, LLP, Kansas counsel to the Borrower and (3) Lathrop & Gage, LLP, Missouri counsel to the Borrower, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(b)                                             The Administrative Agent shall have received a certificate, signed by a Responsible Officer of the Borrower, dated the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent, certifying (i) that all representations and warranties of the Borrower contained in this Agreement and the other Loan Documents are true and correct as of the Closing Date, both immediately before and after giving effect to the making of the initial Loans and the application of the proceeds thereof (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct as of such date), (ii) that no Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to the Closing Date and the making of the initial credit extensions, if any, and (iii) as to the Debt Ratings in effect as of the Closing Date.

(c)                                              The Administrative Agent shall have received a certificate of the secretary or an assistant secretary of the Borrower, dated the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent, certifying (i) that attached thereto is a true and complete copy of the articles or certificate of incorporation and all amendments thereto of the Borrower, certified as of a recent date by the Secretary of State (or comparable Governmental Authority) of its jurisdiction of organization, and that the same has not been amended since the date of such certification, (ii) that attached thereto is a true and complete copy of the bylaws of the Borrower, as then in effect and as in effect at all times from the date on which the resolutions referred to in clause (iii) below were adopted to and including the date of such certificate, and (iii) that attached thereto is a true and complete copy of resolutions adopted by the board of directors (or similar governing body) of the Borrower, authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, and as to the incumbency and genuineness of the signature of each officer of the Borrower executing this Agreement or any of such other Loan Documents, and attaching all such copies of the documents described above.

(d)                                             The Administrative Agent shall have received (i) a certificate as of a recent date of the good standing of the Borrower under the laws of its jurisdiction of organization, from the Secretary of State (or comparable Governmental Authority) of such jurisdiction, and (ii) a certificate as of a recent date of the qualification of the Borrower to conduct business as a foreign corporation in Missouri, Arkansas, and Oklahoma, from the Secretary of State (or comparable Governmental Authority) of such jurisdiction.

(e)                                              Concurrently with the Closing Date, (i) all principal, interest and other amounts outstanding under the Borrower’s existing Third Amended and Restated Unsecured Credit

Agreement dated as of January 17, 2012 among the Borrower, the lenders party thereto and UMB Bank, N.A. as administrative agent (the “Existing Credit Agreement”) shall be repaid and satisfied in full, (ii) all commitments to extend credit thereunder shall be terminated, and (iii) any letters of credit outstanding thereunder shall have been terminated, canceled or replaced; and the Administrative Agent shall have received evidence of the foregoing satisfactory to it, including an escrow agreement or payoff letter executed by the lenders or the agent under the Existing Credit Agreement.

(f)                                               The Borrower shall have paid (i) to the Arranger and Wells Fargo, the fees required under the Original Fee Letter to be paid to them on the Closing Date, in the amounts due and payable on the Closing Date as required by the terms thereof, (ii) to the Administrative Agent, the initial payment of the annual administrative fee described in the Original Fee Letter, and (iii) all other fees and reasonable expenses of the Arranger and the Administrative Agent required hereunder or under any other Loan Document to be paid on or prior to the Closing Date (including reasonable fees and expenses of counsel) in connection with this Agreement and the other Loan Documents.

(g)                                              The Administrative Agent shall have received an Account Designation Letter, together with written instructions from a Responsible Officer of the Borrower, including wire transfer information, directing the payment of the proceeds of the initial Loans to be made hereunder.

(h)                                             The Administrative Agent shall have received from the Borrower all documentation and other information reasonably requested by the Administrative Agent and the Lenders in writing at least 7 days prior to the Closing Date that is required to satisfy applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

Without limiting the generality of the provisions of the last paragraph of Section 7.3, for purposes of determining compliance with the conditions specified in this Section 3.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

3.2                               Conditions of All Credit Extensions.  The obligation of each Lender to make any Loans hereunder, including the initial Loans, and the obligation of any Issuing Bank to issue any Letters of Credit hereunder, is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or date of issuance:

(a)                                             The Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.2(b), or (together with the Swingline Lender) a Notice of Swingline Borrowing in accordance with Section 2.4(b) or (together with the Issuing Bank) a Letter of Credit Notice in accordance with Section 2.3(b)(i);

(b)                                             Each of the representations and warranties contained in Article IV and in the other Loan Documents shall be true and correct in all material respects (or, with respect to representations already qualified by concepts of materiality, in all respects) on and as of such Borrowing Date (including the Closing Date, in the case of the initial Loans made hereunder) or date of issuance of a Letter of Credit with the same effect as if made on and as of such date, both immediately before and after giving effect to the Loans to be made or Letter of Credit to be issued on such date (except (i) to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects (or, with respect to representations already qualified by concepts of materiality, in all respects) as of such date to the extent that such representation and warranty relates solely to an earlier date, (ii) the representations and warranties contained in subsections (a) and (b) of Section 4.3 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 5.4 and (iii) the representation contained in Section 4.4 shall only be made on the Closing Date); and

(c)                                              No Event of Default shall have occurred and be continuing on such date, both immediately before and after giving effect to the Loans to be made or Letter of Credit to be issued on such date.

Each giving of a Notice of Borrowing, a Notice of Swingline Borrowing or a Letter of Credit Notice, and the consummation of each Borrowing or issuance of a Letter of Credit, shall be deemed to constitute a representation by the Borrower that the statements contained in Sections 3.2(b) and 3.2(c) are true, both as of the date of such notice or request and as of the relevant Borrowing Date or date of issuance.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Issuing Banks and the Lenders to enter into this Agreement and to induce the Lenders to extend the credit contemplated hereby and the Issuing Banks to issue Letters of Credit, the Borrower represents and warrants to the Administrative Agent, the Issuing Banks and the Lenders as follows:

4.1                               Organization and Qualification.  The Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas, (ii) has the full corporate power to own and hold its property and to engage in its business as presently conducted, and (iii) is duly licensed or qualified in all jurisdictions where the nature of its activities or the ownership of its properties requires it to be so qualified, except where the failure to be so licensed or qualified could not reasonably be expected to have a Material Adverse Effect.

4.2                               Subsidiaries.  Each Subsidiary (i) is duly organized and validly existing under the laws of the jurisdiction of its organization, (ii) has the full corporate power to own and hold its property and to engage in its business as presently conducted, and (iii) is duly licensed or qualified in all jurisdictions where the nature of its activities or the ownership of its properties requires it to be so licensed or qualified, except where the failure to be so licensed or qualified, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Schedule 4.2 sets forth, as of the Closing Date, each Subsidiary of the Borrower.

4.3                               Financial Reports.

(a)                                             The Borrower has heretofore delivered to the Banks a copy of its Audited Financial Statements.  The Audited Financial Statements were prepared in accordance with GAAP on a basis consistent, except as otherwise noted therein, with that of the previous fiscal year and fairly present, in all material respects, the financial position of the Borrower and its Subsidiaries as of the date thereof, and the results of its operations for the period covered thereby.  As of December 31, 2013, the Borrower and its Subsidiaries had no material contingent liabilities other than as indicated on said financial statements (including the notes thereto).

(b)                                             The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated June 30, 2014, and the related consolidated statements of income and cash flows for the fiscal quarter ended on that date were prepared in accordance with GAAP on a basis consistent, except as otherwise noted therein, throughout the period covered thereby.

4.4                               No Material Adverse Change.  Since December 31, 2013, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a material adverse change in the business, operations or financial condition of the Borrower and its Subsidiaries taken as a whole.

4.5                               Litigation; Tax Returns; Approvals. There are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of the Borrower threatened, by or against the Borrower or any Subsidiary or against any of their properties or revenues or that purport to affect or pertain to this Agreement or any other Loan Document, in any case that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Except as could not reasonably be expected to result in a Material Adverse Effect, all tax returns for the Borrower required to be filed have been filed on a timely basis and all amounts required to be paid as shown by said returns have been paid, except such amounts, if any, as are being contested in good faith and by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There are no pending or, to the best of the Borrower’s knowledge, threatened objections to or controversies in respect of the income tax returns of the Borrower for any fiscal year that could reasonably be expected to have a Material Adverse Effect.  Except as have already been obtained, no authorization, consent, license, exemption or filing or registration with any Governmental Authority, is necessary or required for the valid execution, delivery or performance by the Borrower of any Loan Document.

4.6                               Regulation U. Neither the Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan made hereunder will be used to purchase or carry any margin stock or to extend credit to others for such a purpose.

4.7                               No Default.  No Event of Default exists under this Agreement or any other Loan Document.

4.8                               ERISA.

(a)                                             With respect to each of the Plans, the Borrower and its ERISA Affiliates are in compliance with ERISA to the extent applicable to them, other than such noncompliance that would not reasonably be expected to result in a Material Adverse Effect and have received no notice to the contrary from the PBGC or any other governmental entity or agency.

(b)                                             As of the Closing Date, neither the Borrower nor its ERISA Affiliates have contributed to or been required to contribute to a Multiemployer Plan.

4.9                               Full Disclosure.  The written statements and information furnished to the Administrative and the Lenders by or on behalf of the Borrower in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby do not contain any material misstatements of fact or omit a material fact necessary to make the statements contained herein or therein not misleading in the light of the circumstances under which they were made, provided that, with respect to projected financial information, the Borrower only represents that the same were prepared on the basis of information and estimates the Borrower believed to be reasonable at the time.

4.10                        Corporate Authority and Validity of Obligations.  The Borrower has full corporate power and authority to enter into this Agreement and the other Loan Documents, to make the borrowings herein provided for, to issue its Notes in evidence thereof, and to perform all of its obligations hereunder and under the other Loan Documents.  The Loan Documents delivered by the Borrower have been duly authorized, executed and delivered by the Borrower and constitute valid and binding obligations of the Borrower enforceable in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and general principles of equity.  This Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under (i) any Requirement of Law or any judgment, injunction, order or decree binding upon the Borrower or any provision of the charter, articles of incorporation or by-laws of the Borrower or (ii) any material covenant, indenture or agreement of or affecting the Borrower or any of its properties, except in the case of this clause (ii) for any such contravention or default which could not be reasonably expected to result in a Material Adverse Effect or (b) result in the creation or imposition of any lien, security interest or other encumbrance on any property of the Borrower.

4.11                        No Default Under Other Agreements. Neither the Borrower nor any Subsidiary is in default under or with respect to any note, indenture, loan agreement, mortgage, lease, deed or other agreement to which it is a party or by which it or any of its properties is bound that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.12                        Status Under Certain Laws. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a person directly or indirectly controlled by or acting on behalf of an “investment company” within the meaning of the Investment Company Act of 1940.

4.13                        Compliance with Laws. The Borrower and its Subsidiaries each are in compliance with the Requirements of Law applicable to or pertaining to their properties or business operations, including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and Environmental Laws, non-compliance with which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received written notice to the effect that its operations are not in compliance with any applicable Environmental Law, health and safety statutes and regulations or are the subject of any investigation by a Governmental Authority evaluating whether any remedial action is needed to respond to a release of any Hazardous Substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

4.14                        Ownership of Property. The Borrower and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses except for such defects in title or interests as could not, individually or in the aggregate, have a Material Adverse Effect.

4.15                        Solvency. The Borrower and its Subsidiaries existing as of the date of this Agreement, on a consolidated basis: (a) own assets, the fair saleable value of which are (i) greater than the total amount of their liabilities (including contingent liabilities) and (ii) greater than the amount that will be required to pay their liabilities when they become due; (b) have capital that is not unreasonably small in relation to their respective business as presently conducted or after giving effect to any contemplated transaction; and (c) do not intend to incur and do not believe that they will incur debts beyond their ability to pay such debts as they become due.

4.16                        Pari Passu. All Loans of the Borrower incurred under or pursuant to this Agreement shall rank pari passu with all other senior unsecured Indebtedness of the Borrower.

4.17                        Anti-Corruption Laws; OFAC; Anti-Terrorism Laws.

(a)                                             The Borrower, its Subsidiaries and, to the best of its knowledge, their respective directors, officers, employees, and agents have conducted their business (as it relates to the Borrower and its Subsidiaries) in compliance in all material respects with the Foreign Corrupt Practices Act of 1977, as amended.

(b)                                             None of the Borrower, its Subsidiaries or, to the best of its knowledge, their respective directors, officers, employees, agents or representatives acting or benefiting in any capacity in connection with the credit facility established hereby:

(i)                                                 is a Designated Person;

(ii)                                              is a Person that is owned or controlled by a Designated Person;

(iii)                                           is located, organized or resident in a Sanctioned Country; or

(iv)                                          has directly or indirectly engaged in, or is now directly or indirectly engaged in, any dealings or transactions (1) with any Designated Person, (2) in any Sanctioned Country, or (3) otherwise in violation of Sanctions.

(c)                                              The Borrower is in compliance in all material respects with the PATRIOT Act.

ARTICLE V

COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other non-contingent Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

5.1                               Maintenance of Property.  The Borrower shall, and shall cause each Subsidiary to, keep and maintain all of its Properties necessary or useful in its business in good condition, and make all necessary renewals, replacements, additions and improvements thereto, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.2                               Taxes.  Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, the Borrower shall, and shall cause each Subsidiary to, pay and discharge all taxes, rates, assessments, fees and governmental charges upon or against the Borrower or any Subsidiary or against its properties in each case before the same becomes delinquent and before penalties accrue thereon unless and to the extent that the same is being contested in good faith and by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.

5.3                               Maintenance of Insurance. The Borrower shall, and shall cause each Subsidiary to, maintain insurance with insurers recognized as financially sound and reputable by prudent business persons in such forms and amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

5.4                               Financial Reports. The Borrower shall, and shall cause each Subsidiary to, maintain a system of accounting in accordance with GAAP and furnish promptly, and in any event within thirty (30) days after the receipt of a request, to each of the Lenders and their duly authorized representatives such information respecting the business and financial condition of the Borrower and its Subsidiaries as may be reasonably requested by the Administrative Agent or any Lender and, without any request, will furnish to the Administrative Agent (for further distribution to each Lender):

(a)                                             as soon as available, and in any event within forty-five (45) days after the close of each fiscal quarter other than the fourth fiscal quarter of the Borrower commencing with the fiscal quarter ending September 30, 2014, a copy of the unaudited consolidated balance sheets, income statements and cash flow statements for the Borrower and its Subsidiaries for such quarterly period and the fiscal year to date and for the corresponding periods of the preceding fiscal year, all in reasonable detail, prepared by the Borrower and certified by the chief financial officer of the Borrower as fairly presenting the financial condition of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes (it being understood that delivery to the Administrative Agent of the Borrower’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission shall satisfy the requirements of this Section 5.4(a));

(b)                                             as soon as available, and in any event within ninety (90) days after the close of each fiscal year of the Borrower, a copy of the audit report (including an unqualified opinion of the Borrower’s auditors) for such year and accompanying financial statements, including consolidated balance sheets, statements of stockholders’ equity, statements of income and statements of cash flow for the Borrower and its Subsidiaries showing in comparative form the figures for the previous fiscal year of the Borrower and its Subsidiaries, all in reasonable detail, prepared and certified by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing selected by the Borrower and reasonably satisfactory to the Required Lenders (it being understood that delivery to the Administrative Agent of the Borrower’s annual report on Form 10-K filed with the Securities and Exchange Commission shall satisfy the requirements of this Section 5.4(b)); and

(c)                                              concurrently with the delivery of financial statements referred to in Sections 5.4(a) and (b), a Compliance Certificate prepared and signed by the chief financial officer of the Borrower.

5.5                               Inspection.  The Borrower shall, and shall cause each Subsidiary to, upon reasonable notice and during normal business hours, permit the Administrative Agent (and during the continuance of any Event of Default, each of the Lenders), by its (or their) representatives and agents, to inspect any of the properties, corporate books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of account and other financial records of the Borrower and each Subsidiary and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, its officers and employees at such times and intervals as any Lender may reasonably request.  The Borrower shall reimburse the Administrative Agent for any reasonable costs and expenses incurred by it in connection with (i) any such inspections conducted during the continuance of an Event of Default and (ii) not more than one such inspection during any calendar year when no Event of Default is continuing.

5.6                               Consolidation, Merger and Sale of Assets.  The Borrower will not, and will not permit any Subsidiary to, consolidate, merge, dissolve, liquidate with or into any Person, or sell or otherwise dispose (whether in one transaction or in a series of transactions) of all or substantially all of the assets of the Consolidated Entities, on a consolidated basis (whether now owned or hereafter acquired), except that (a) any Subsidiary may consolidate, merge, dissolve, liquidate with or into any other Subsidiary or the Borrower, (b) any Person may merge with or into the Borrower or any Subsidiary; provided that in the case of any merger involving the Borrower, the Borrower is the surviving entity.  The Borrower shall give written notice to the Lenders of any such merger contemporaneously with its consummation.

5.7                               Liens. The Borrower will not, and will not permit any Subsidiary with assets valued at greater than $25,000,000 to, pledge, mortgage or otherwise encumber or subject to or permit to exist upon or be subjected to any Lien on any of its property, assets or revenue at any time owned by the Borrower or any Subsidiary, other than:

(a)                                             Liens, pledges or deposits for workers’ compensation, unemployment insurance, old age benefits or social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith deposits made in connection with tenders, contracts or leases to which the Borrower or a Subsidiary is a party or other deposits required to be made in the ordinary course of business, provided in each case the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings and adequate reserves have been provided therefor in accordance with GAAP and that the obligation is not for borrowed money, customer advances, trade payables, or obligations to agricultural producers;

(b)                                             Liens securing an appeal or stay or discharge in the course of any legal proceedings, provided that the aggregate amount of liabilities of the Borrower or a Subsidiary so secured by a pledge of property, assets or revenue permitted under this subsection (b) including interest and penalties thereon, if any, shall not be in excess of $25,000,000 at any one time outstanding;

(c)                                              Liens not otherwise permitted hereunder in an amount not in excess of $25,000,000 at any time the same is to be determined;

(d)                                             Liens (and any replacements thereof without increase) existing on the date hereof and disclosed in Schedule 5.7 hereto;

(e)                                              Liens securing Indebtedness incurred to finance, or which represents, the purchase price of property, provided (i) such Liens attach only to the property financed with such Indebtedness and (ii) the amount of such secured Indebtedness does not exceed the purchase price of such property plus any reasonable related fees and costs;

(f)                                               the filing of financing statements solely as a precautionary measure in connection with operating leases or other Liens permitted under this Agreement;

(g)                                              Liens with respect to judgments which do not constitute Events of Default pursuant to this Agreement;

(h)                                             any interest of a lessor in any property subject to any lease entered into by the Borrower or a Subsidiary;

(i)                                                 Liens securing Indebtedness under (i) that certain Indenture of Mortgage and Deed of Trust, dated as of September 1, 1944, as and to be amended and supplemented, among the Borrower, The Bank of New York Mellon Trust Borrower, N.A. and UMB Bank & Trust, N.A. (the “EDE Mortgage”) and (ii) that certain Indenture of Mortgage and Deed of Trust dated as of June 1, 2006, and as to be amended and supplemented, among The Empire District Gas Company and The Bank of New York Trust Company, N.A. (the “EDG Mortgage”);

(j)                                                any Lien on Property of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Subsidiary and not created in contemplation of such event;

(k)                                             any Lien existing on any property prior to the acquisition thereof by the Borrower or a Subsidiary and not created in contemplation of such acquisition;

(l)                                                 Liens incurred in connection with or related to the construction or purchase of utility property;

(m)                                         the replacement, extension or renewal of any Lien permitted by clauses (e), (j) or (k) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby;

(n)                                             Liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like persons for labor, materials, supplies or rentals incurred in the ordinary course of the Borrower’s or a Subsidiary’s business, but only if the payment thereof is not at the time past due or is being contested in good faith and by appropriate proceedings with adequate reserves maintained in accordance with GAAP;

(o)                                             reservations, exceptions, easements, rights of way, and other similar encumbrances affecting real property, provided that they do not individually or in the aggregate detract from the marketability of said properties or materially interfere with their use in the ordinary course of the Borrower’s or a Subsidiary’s business as permitted under the EDE Mortgage and the EDG Mortgage; and

(p)                                             Liens on cash and cash equivalents securing non-speculative hedging obligations.

5.8                               Notice of Suit or Material Adverse Change in Business or Default. The Borrower shall, as soon as possible, and in any event within 15 days after it learns of the following, give written notice to the Lenders of (a) any proceeding(s) being instituted or threatened to be instituted by or against the Borrower or any Subsidiary in any federal, state or local court or before any commission or other regulatory body (federal, state or local) which could reasonably be expected to have a Material Adverse Effect and (b) the occurrence of any Event of Default. Failure of the Borrower to give any notice required by this Section 5.8 shall have no effect upon the right of the Administrative Agent to declare any Event of Default which may occur or exist at any time.

5.9                               ERISA.

(a)                                             The Borrower will, and will cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed is likely to result in the imposition of a Lien against any of its properties, assets or revenues.

(b)                                             The Borrower will promptly notify the Administrative Agent of (i) the occurrence of any reportable event (as defined in ERISA) for which the notice requirement has not been waived by the PBGC and which is reasonably likely to result in the termination by the PBGC of any Plan, (ii) receipt of any notice from PBGC of its intention to seek termination of any such Plan or appointment of a trustee therefor, and (iii) its intention to terminate or withdraw from any Plan, other than a “standard termination” meeting the requirements of Section 4041(b) of ERISA.

(c)                                              The Borrower will not, and will not permit any Subsidiary to, terminate any Plan or withdraw therefrom unless it shall be in compliance with all of the terms and conditions of this Agreement after giving effect to any liability to PBGC resulting from such termination or withdrawal.

5.10                        Use of Proceeds. The Borrower shall use the proceeds of the Loans and Letters of Credit for working capital, commercial paper back-up and general corporate purposes.  No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, (i) (A) in direct furtherance of a violation, in any material respect of the Foreign Corrupt Practices Act of 1977, as amended or (B) in violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X or (ii) to fund, finance or facilitate any activities, business or transaction of or with any Designated Person or in any Sanctioned Country, or otherwise in violation of Sanctions, as such Sanctions Lists or Sanctions are in effect from time to time, or in any other manner that will result in the violation of any applicable Sanctions by the Administrative Agent, and Issuing Bank or any Lender.

5.11                        Compliance with Laws.  The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders, including Environmental Laws, the PATRIOT Act, foreign exchange control regulations, foreign asset control regulations and other trade-related regulations, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.12                        Fiscal Year. The Borrower shall not change its fiscal year.

5.13                        Maintenance of Existence. The Borrower shall maintain its corporate existence except for mergers permitted by Section 5.6 hereof.

5.14                        Maximum Total Indebtedness to Total Capitalization Ratio. The Borrower shall maintain as of the last day of each fiscal quarter a ratio of Total Indebtedness to Total Capitalization of not more than 0.65 to 1. For purposes of this Section 5.14, “Total Indebtedness” shall mean all Indebtedness of the Borrower and its Subsidiaries on a consolidated basis but shall exclude all accounts payable and expenses incurred in the ordinary course of the Borrower’s and its respective Subsidiaries’ businesses and “Total Capitalization” shall mean the sum of Total Indebtedness and stockholders’ equity, preferred and preference stock and other securities included on the consolidated balance sheet of the Borrower and its Subsidiaries as of any date of determination.

5.15                        Acquisitions.  The Borrower will not and will not permit any Subsidiary to acquire any equity interests of, or substantially all of the assets of, another Person or assets constituting a business unit, line of business or division of such Person; provided that any such acquisition shall be permitted if (i) immediately before and immediately after giving pro forma effect to any such acquisition, no Event of Default shall have occurred and be continuing, (ii) immediately after giving pro forma effect to any such acquisition, the Borrower shall be in compliance with the financial covenant set forth in Section 5.14 (calculated as of the last of day of the fiscal quarter mostly recently ended prior to such acquisition, but giving effect to such acquisition, any Indebtedness issued or repaid in connection therewith and any equity interests or other securities issued or repurchased in connection therewith) and (iii) immediately after giving pro forma effect to any such acquisitions (and any Borrowings or repayments of Revolving

Loans in connection therewith), the aggregate Revolving Commitments at such time shall exceed the Aggregate Revolving Credit Exposure at such time by at least $1.

5.16                        Anti-Corruption Laws.  The Borrower will, and will cause each of its Subsidiaries to, conduct its business in compliance in all material respects with the Foreign Corrupt Practices Act of 1977, as amended.

5.17                        Line of Business.  The Borrower and its Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and its Subsidiaries, taken as a whole, on the Closing Date and other business activities incidental or reasonably related to any of the foregoing.

ARTICLE VI

EVENTS OF DEFAULT

6.1                               Events of Default.  The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)                                             Fail to pay (i) when due any amount of principal of any Loan or any L/C Obligation whether at the stated maturity thereof or at any other time provided in this Agreement, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, any fee or other amount payable hereunder or under any other Loan Document; or

(b)                                             Fail to observe or perform any covenant or agreement set forth in Sections 5.6, 5.7, 5.8(b), 5.10, 5.13, and 5.14;

(c)                                              Fail to observe or perform any covenant or agreement set forth in Section 5.4 and such default shall continue for 30 days after the earlier of (i) the date on which such default first became known to a Responsible Officer of the Borrower or (ii) written notice thereof to the Borrower by the Administrative Agent;

(d)                                             Fail to observe or perform any covenant or agreement set forth in any other provision hereof or any of the other Loan Documents and such default shall continue for 30 days after the earlier of (i) the date on which such default first became known to a Responsible Officer of the Borrower or (ii) written notice thereof to the Borrower by the Administrative Agent;

(e)                                              The Borrower or any Subsidiary (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount outstanding of more than $25,000,000, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or

(f)                                               Any representation, warranty or certification made by the Borrower herein or in any Loan Document or in any statement or certificate furnished by it pursuant hereto or thereto, proves untrue in any material respect as of the date made or deemed made pursuant to the terms hereof or thereof;

(g)                                              Any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of $25,000,000 which is not covered by insurance issued by an insurer that has acknowledged its liability thereon shall be entered or filed against the Borrower, or any Subsidiary or against any of their respective property or assets and remain unpaid, unbonded, unstayed and undischarged for a period of sixty (60) days from the date of its entry;

(h)                                             Except as would not reasonably be expected to have a Material Adverse Effect, (i) any reportable event (as defined in Section 4043 of ERISA and for which the notice requirement has not been waived pursuant to any applicable regulations promulgated thereunder) which results in the PBGC instituting proceedings to terminate any Plan or (ii) the appointment by the appropriate United States District Court of a trustee to administer or liquidate any such Plan shall have been made pursuant to Title IV of ERISA and continues for thirty (30) days after written notice to such effect shall have been given to the Borrower by the Administrative Agent or (iii) any such Plan shall be terminated other than in a “standard termination” meeting the requirements of Section 4041(b) of ERISA;

(i)                                                 The Borrower shall (i) admit in writing its inability to pay its debts generally as they become due, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, conservator, liquidator, rehabilitator or similar official for it or any substantial part of its property or, (iv) file a petition seeking relief or institute any proceeding seeking to have entered against it an order for relief under any Debtor Relief Law, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, marshalling of assets, adjustment or composition of its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors;

(j)                                                (i) Any custodian, receiver, trustee, conservator, liquidator, rehabilitator or similar official shall be appointed for the Borrower or any substantial part of its property, (ii) any writ or warrant of attachment or execution or similar process is issued or levied against or a final order of condemnation shall be entered in a court of appropriate jurisdiction against any substantial amount of the Borrower’s property, the loss of the use of which would have a Material Adverse Effect, or (iii) a proceeding described in Section 6.1(i)(iv) shall be instituted against the Borrower and such appointment continues undischarged or any such proceeding continues undismissed or unstayed for a period of 60 days;

(k)                                             A Change of Control shall occur;

(l)                                                 The revocation or other loss after all available appeals have been taken or administrative proceedings have been completed of any permit or other governmental authority the revocation or loss of which would have a Material Adverse Effect; or

(m)                                         Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the obligations under the Loan Documents, ceases to be in full force and effect; the Borrower contests in any manner the validity or enforceability of any material provision of any Loan Document; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document.

6.2                               Remedies:  Termination of Commitments, Acceleration, etc.  Upon and at any time after the occurrence and during the continuance of any Event of Default, the Administrative Agent shall at the direction, or may with the consent, of the Required Lenders, take any or all of the following actions at the same or different times:

(a)                                             Declare the Revolving Commitments, the Swingline Commitment, and the Issuing Banks’ obligation to issue Letters of Credit, to be terminated, whereupon the same shall terminate; provided that, upon the occurrence of a Bankruptcy Event, the Revolving Commitments, the Swingline Commitment and the Issuing Bank’s obligation to issue Letters of Credit shall automatically be terminated;

(b)                                             Declare all or any part of the outstanding principal amount of the Loans to be immediately due and payable, whereupon the principal amount so declared to be immediately due and payable, together with all interest accrued thereon and all other amounts payable under this Agreement and the other Loan Documents, shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower; provided that, upon the occurrence of a Bankruptcy Event, all of the outstanding principal amount of the Loans and all other amounts described in this Section 6.2(b) shall automatically become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower;

(c)                                              Direct the Borrower to deposit (and the Borrower hereby agrees, forthwith upon receipt of notice of such direction from the Administrative Agent, to deposit) with the Administrative Agent from time to time such additional amount of cash as is equal to 102% of the aggregate Stated Amount of all Letters of Credit outstanding at such time (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder), such amount to be held by the Administrative Agent in the Cash Collateral Account as security for the L/C Exposure as described in Section 2.3(k); and

(d)                                             Exercise all rights and remedies available to it under this Agreement, the other Loan Documents and applicable law.

6.3                               Remedies:  Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have.  Each Lender and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

ARTICLE VII

THE ADMINISTRATIVE AGENT

7.1                               Appointment and Authority.  Each of the Lenders (for purposes of this Article VII, references to the Lenders shall also mean each Issuing Bank and the Swingline Lender) hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Except as set forth in Section 7.6, the provisions of this Article VII are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall have no rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” (or any other similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations under agency doctrine of any applicable law.  Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

7.2                               Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

7.3                               Exculpatory Provisions.

(a)                                             The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(i)                                                 shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)                                              shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)                                           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)                                             The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.5 and 6.2), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent in writing by the Borrower or a Lender.

(c)                                              The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

7.4                               Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance, extension, renewal or increase of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

7.5                               Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

7.6                               Resignation of Administrative Agent.

(a)                                             The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (except during the continuance of an Event of Default), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above.  Regardless of whether a successor has been appointed or has accepted such appointment, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                                             With effect from the Resignation Effective Date, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for in Section 7.6(a).  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VII and Section 8.1 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

7.7                               Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

7.8                               No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Arranger or the Co-Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

7.9                               Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Reimbursement Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents, sub-agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.8 and 8.1) allowed in such judicial proceeding and (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.  Any custodian, receiver, assignee, trustee, liquidator, sequestrator, rehabilitator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents, sub-agents and counsel, and any other amounts due the Administrative Agent under Section 2.8 or 8.1.

ARTICLE VIII

MISCELLANEOUS

8.1                               Expenses; Indemnity; Damage Waiver.

(a)                                             The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Bank (including the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the Administrative Agent and the Lenders (taken as a whole) and, if reasonably necessary, a single local counsel for the Administrative Agent and the Lenders (taken as a whole) in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected Lenders similarly situated and taken as a whole) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of

Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                             The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, each Issuing Bank and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the Indemnitees (taken as a whole) and, if reasonably necessary, a single local counsel for the Indemnitees (taken as a whole) in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnitees similarly situated and taken as a whole), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against such Indemnitee for breach in bad faith of such Indemnitee’s funding obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  This Section 8.1(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages or related liabilities or expenses arising from any non-Tax claim.

(c)                                              To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 8.1(a) or 8.1(b) to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s proportion (based on the percentages as used in determining the Required Lenders as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that, with respect to such unpaid amounts owed to the Issuing Bank to the Swingline Lender solely in their respective capacities as such, only the Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on each such Lender’s proportion (based on the percentages as used in determining the Required Lenders as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided further that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), against the Issuing Banks or the Swingline Lender in their respective capacities as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Issuing Banks or the Swingline Lender in connection with such capacity.  The obligations of the Lenders under this Section 8.1(c) are subject to the provisions of Section 2.19(c).

(d)                                             To the fullest extent permitted by applicable law, neither any Indemnitee or any of its Related Parties, on the one hand, nor the Borrower or any of its Related Parties, on the other hand, shall assert, and each hereby waives, any claim against the other on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof.  No Indemnitee referred to in Section 8.1(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems (including the Platform, Intralinks, SyndTrak or similar systems) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except to the extent such liability is determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence, willful misconduct or material breach of its obligations hereunder or under any other Loan Document.

(e)                                              All amounts due under this Section 8.1 shall be payable by the Borrower upon demand therefor.

8.2                               Governing Law; Submission to Jurisdiction; Waiver of Venue; Service of Process.

(a)                                             This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, except as expressly set forth therein) shall be governed by, and construed in accordance with, the law of the State of New York; provided that each Letter of Credit shall be governed by, and construed in accordance with, the International Standby Practices of the International Chamber of Commerce, as in effect from time to time (the “ISP”), and, as to matters not governed by the ISP, the laws of the State of New York.

(b)                                             Each party hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party hereto or any Related Party of any of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such state court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)                                              Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 8.2(b).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                             Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.4.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

8.3                               Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.4                               Notices; Effectiveness; Electronic Communication.

(a)                                             Except in the cases of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 8.4(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)                                                 if to the Borrower, the Administrative Agent, Wells Fargo in its capacity as an Issuing Bank or the Swingline Lender, to it at the address (or facsimile number) specified for such Person on Schedule 1.1(a); and

(ii)                                              if to any Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications, to the extent provided in Section 8.4(b), shall be effective as provided in Section 8.4(b).

(b)                                             Notices and other communications to the Administrative Agent, the Lenders and any Issuing Bank hereunder may be delivered or furnished by electronic communication including e-mail or by posting such notices or communications on internet or intranet websites such as SyndTrak or a substantially similar electronic transmission system (the “Platform”) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communication pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or other communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)                                              THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  The Agent Parties do not warrant the adequacy of the platform and expressly disclaim liability for errors or omissions in the communications effected thereby.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with any such communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise), arising out of the Borrower’s or the Administrative Agent’s transmission of any notices or communications through the Platform, other than for direct or actual damages resulting from the gross negligence, willful misconduct or material breach of the obligations hereunder or under any other Loan Document of such Agent Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d)                                             Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto (except that each Lender need not give notice of any such change to the other Lenders in their capacities as such).

8.5                               Amendments, Waivers, etc.  No amendment, modification, waiver or discharge or termination of, or consent to any departure by the Borrower from, any provision of this Agreement or any other Loan Document (other than any Fee Letter) shall be effective unless in a writing signed by the Required Lenders (or by the Administrative Agent at the direction or with the consent of the Required Lenders), and then the same shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, modification, waiver, discharge, termination or consent shall:

(a)                                             unless agreed to in writing by each Lender directly affected thereby, (i) reduce or forgive the principal amount of any Loan or Reimbursement Obligation, reduce the rate of or forgive any interest thereon (provided that only the consent of the Required Lenders shall be required to waive the applicability of any post-default increase in interest rates), or reduce or forgive any fees hereunder (other than fees payable to the Administrative Agent, the Arranger or any Issuing Bank for their own account), (ii) extend the final scheduled maturity date or any other scheduled date for the payment of any principal of or interest on any Loan, extend the time of payment of any Reimbursement Obligation or any interest thereon, extend the expiry date of any Letter of Credit beyond the L/C Maturity Date, or extend the time of payment of any fees hereunder (other than fees payable to the Administrative Agent, the Arranger or any Issuing Bank for their own account), or (iii) increase any Commitment of any such Lender over the amount thereof in effect or extend the maturity thereof (it being understood that a waiver of any condition precedent set forth in Section 3.2 or of any Default or Event of Default or mandatory reduction in the Commitments, if agreed to by the Required Lenders or all Lenders (as may be required hereunder with respect to such waiver), shall not constitute such an increase);

(b)                                             unless agreed to in writing by all of the Lenders, (i) change or waive any provision of this Section 8.5 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, or (ii) change or waive any provision of Section 2.13 or any other provision of this Agreement or any other Loan Document in a manner that would alter the pro rata treatment of any Lenders required thereby; and

(c)                                              unless agreed to in writing by the Issuing Banks, the Swingline Lender or the Administrative Agent in addition to the Lenders required as provided hereinabove to take such action, affect the respective rights or obligations of the Issuing Banks, the Swingline Lender or the Administrative Agent, as applicable, hereunder or under any of the other Loan Documents.

The Fee Letters may only be amended or modified, and any rights thereunder waived, in a writing signed by the parties thereto.

Notwithstanding the fact that the consent of all Lenders is required in certain circumstances as set forth above, each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans and, with respect to voting on any such plan, each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein.

Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Revolving Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender and (ii) if the Administrative Agent and the Borrower shall have jointly identified (each in its sole discretion) an obvious error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following the posting of such amendment to the Lenders.

8.6                               Successors and Assigns.

(a)                                             The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 8.6(b), (ii) by way of participation in accordance with the provisions of Section 8.6(e) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 8.6(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 8.6(e) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                             Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans (including for purposes of this Section 8.6(b), participations in Letters of Credit and in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                                 (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment and/or the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned, or (B) in any case not described in clause (A) above, the aggregate amount of the Revolving Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than (x)  $5,000,000, in the case of any assignment in respect of a Revolving Commitment (which for this purpose includes Revolving Loans outstanding) or (y) the entire Swingline Commitment and the full amount of the outstanding Swingline Loans, in the case of Swingline Loans, unless each of the Issuing Banks and the Swingline Lender and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)                                              each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Commitment assigned, except that this Section 8.6(b)(ii) shall not apply to rights in respect of Swingline Loans;

(iii)                                           no consent shall be required for any assignment except to the extent required by clause (B) of Section 8.6(b)(i) and, in addition:

(A)                               the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (y) an Event of Default has occurred and is continuing at the time of such assignment or (z) such assignment is to a Lender or an Affiliate of a Lender; and

(B)                               the consent of the Issuing Banks and the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Revolving Commitment;

(iv)                                          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(v)                                             no such assignment shall be made to (A) the Borrower or any of its Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B); and

(vi)                                          no such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 8.6(d), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14(a), 2.14(b), 2.15, 2.16 and 8.1 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.  If requested by or on behalf of the assignee, the Borrower, at its own expense, will execute and deliver to the Administrative Agent a new Note or Notes to the order of the assignee (and, if the assigning Lender has retained any portion of its rights and obligations hereunder, to the order of the assigning Lender), prepared in accordance with the applicable provisions of Section 2.20 as necessary to reflect, after giving effect to the assignment, the Revolving Commitments and/or outstanding Loans, as the case may be, of the assignee and (to the extent of any retained interests) the assigning Lender, in substantially the form of Exhibits A-1 and/or A-2, as applicable.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 8.6(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 8.6(e).

(c)                                              In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the Applicable Percentage of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its Applicable Percentage of all Loans and participations in Letters of Credit and Swingline Loans.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(d)                                             The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address for notices referred to in Schedule 1.1(a) a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by each of the Borrower and the Issuing Banks, at any reasonable time and from time to time upon reasonable prior notice.

(e)                                              Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the

Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitments and/or the Loans (including such Lender’s risk participations in Letters of Credit and Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders, the Issuing Banks and the Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 8.5(a) and clause (i) of Section 8.5(b) that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14(a), 2.14(b), 2.15 and 2.16 (subject to the requirements and limitations of such Sections and Section 2.17 and it being understood that the documentation required under Section 2.15(g) shall be delivered solely to the participating lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 8.6(b); provided that such Participant (A) agrees to be subject to the provisions of Section 2.17 as if it were an assignee under Section 8.6(b) and (B) shall not be entitled to receive any greater payment under Section 2.14 or 2.15, with respect to any participation, than its participating Lender would have been entitled to receive, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed).  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.17 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 6.3 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13(b) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish such Revolving Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)                                               Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve

Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                              The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any state laws based on the Uniform Electronic Transactions Act.

(h)                                             Any Lender or participant may, in connection with any assignment, participation, pledge or proposed assignment, participation or pledge pursuant to this Section 8.6, disclose to the assignee, Participant or pledgee or proposed assignee, Participant or pledgee any information relating to the Borrower and its Subsidiaries furnished to it by or on behalf of any other party hereto; provided that such assignee, Participant or pledgee or proposed assignee, Participant or pledgee agrees in writing to keep such information confidential to the same extent required of the Lenders under Section 8.11.

(i)                                                 Notwithstanding anything to the contrary contained herein, if Wells Fargo assigns all of its Revolving Commitments and Revolving Loans in accordance with this Section 8.6, Wells Fargo may resign as an Issuing Bank and/or Swingline Lender upon 30 days’ written notice to the Borrower and the Lenders.  Upon any such notice of resignation, the Borrower shall have the right to appoint from among the Lenders a successor Issuing Bank and/or Swingline Lender, as applicable; provided that no failure by the Borrower to make such appointment shall affect any such resignation of Wells Fargo.  Wells Fargo shall retain all of the rights and obligations of an (i) Issuing Bank hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation in its capacity as such and all obligations of the Borrower and the Lenders with respect thereto (including the right to require the Lenders to make Revolving Loans or fund participation interests pursuant to Section 2.3) and (ii) a Swingline Lender hereunder with respect to all Swingline Loans made by it and outstanding as of the effective date of its resignation in its capacity as such and all obligations of the Borrower and the Lenders with respect thereto (including the right to require the Lenders to make Revolving Loans or fund participation interests pursuant to Section 2.4).

8.7                               No Waiver.  The rights and remedies of the Administrative Agent and the Lenders expressly set forth in this Agreement and the other Loan Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise.  No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default.  No course of dealing between the Borrower, the Administrative Agent or the Lenders or their agents or employees shall be effective to amend, modify or discharge any provision of this Agreement or any other Loan Document or to constitute a waiver of any Default or Event of Default.  No notice to or demand upon the Borrower in any case shall entitle the

Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Administrative Agent or any Lender to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

8.8                               Survival.  All covenants, agreements, representations and warranties made by or on behalf of the Borrower in this Agreement and in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  In addition, notwithstanding anything herein or under applicable law to the contrary, the provisions of this Agreement and the other Loan Documents relating to indemnification or payment of costs and expenses, including, without limitation, the provisions of Sections 2.14(a), 2.14(b), 2.15, 2.16 and 8.1, shall survive the payment in full of all Loans and Letters of Credit, the termination of the Revolving Commitments and all Letters of Credit, and any termination of this Agreement or any of the other Loan Documents.

8.9                               Severability.  To the extent any provision of this Agreement is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.  Without limiting the foregoing provisions of this Section 8.9, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Issuing Bank or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

8.10                        Construction.  The headings of the various articles, sections and subsections of this Agreement and the table of contents have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof.  Except as otherwise expressly provided herein and in the other Loan Documents, in the event of any inconsistency or conflict between any provision of this Agreement and any provision of any of the other Loan Documents, the provision of this Agreement shall control.

8.11                        Confidentiality.  Each of the Administrative Agent, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 8.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis, to (i) any rating agency in connection with the Borrower or its Subsidiaries or the facilities created hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance monitoring of CUSIP numbers with respect to the facilities created hereunder; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 8.11 or (y) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section 8.11, “Information” means all information received from the Borrower relating to the Borrower or any of its businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 8.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

8.12                        Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 3.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (e.g., “pdf” or “tif” file format) shall be effective as delivery of a manually executed counterpart of this Agreement.

8.13                        Disclosure of Information.  The Borrower agrees and consents to the Administrative Agent’s and the Arranger’s disclosure of information relating to this transaction to Gold Sheets and other similar bank trade publications.  Such information will consist of deal terms and other information customarily found in such publications.

8.14                        USA Patriot Act Notice.  Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act.

8.15                        No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger, and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, the Arranger, nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger, and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, and its Affiliates, and neither the Administrative Agent, the Arranger, nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger, or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

THE EMPIRE DISTRICT ELECTRIC COMPANY

By:	/s/ Laurie A. Delano

Title:	Vice President—Finance and Chief Financial Officer

(signatures continued)

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender, Issuing Bank and as a Lender

By:	/s/ Kathleen Gound

Title:	Vice President

UMB BANK, N.A., as a Lender

By:	/s/ Charles J. Wolf

Title:	SVP

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Michael Stagges

Title:	Vice President

THE ROYAL BANK OF CANADA, as a Lender

By:	/s/ D. Scott McMurtry

Title:	Authorized Signatory

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Andrew Massaro

Title:	Assistant Vice President

ARVEST BANK, as a Lender

By:	/s/ Stuart Puckett

Title:	Assistant Vice President

EXHIBIT A-1

Borrower’s Taxpayer Identification No.

Borrower’s Taxpayer Identification No.

FORM OF REVOLVING NOTE

$	, 20
Charlotte, North Carolina

FOR VALUE RECEIVED, THE EMPIRE DISTRICT ELECTRIC COMPANY, a Kansas corporation (the “Borrower”), hereby promises to pay to the order of

(the “Lender”), at the offices of Wells Fargo Bank, National Association (the “Administrative Agent”) located at One Wells Fargo Center, 301 South College Street, Charlotte, North Carolina (or at such other place or places as the Administrative Agent may designate), at the times and in the manner provided in the Credit Agreement, dated as of September     , 2014 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time parties thereto, and Wells Fargo Bank, National Association, as Administrative Agent, the principal sum of

DOLLARS ($                      ), or such lesser amount as may constitute the unpaid principal amount of the Revolving Loans made by the Lender, under the terms and conditions of this promissory note (this “Revolving Note”) and the Credit Agreement.  The defined terms in the Credit Agreement are used herein with the same meaning.  The Borrower also promises to pay interest on the aggregate unpaid principal amount of this Revolving Note at the rates applicable thereto from time to time as provided in the Credit Agreement.

This Revolving Note is one of a series of Revolving Notes referred to in the Credit Agreement and is issued to evidence the Revolving Loans made by the Lender pursuant to the Credit Agreement.  All of the terms, conditions and covenants of the Credit Agreement are expressly made a part of this Revolving Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Revolving Note is entitled to the benefits of and remedies provided in the Credit Agreement and the other Loan Documents.  Reference is made to the Credit Agreement for provisions relating to the interest rate, maturity, payment, prepayment and acceleration of this Revolving Note.

In the event of an acceleration of the maturity of this Revolving Note, this Revolving Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

In the event this Revolving Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees.

This Revolving Note shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of New York.  The Borrower hereby submits to the exclusive jurisdiction and venue of the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof.

IN WITNESS WHEREOF, the Borrower has caused this Revolving Note to be executed by its duly authorized corporate officer as of the day and year first above written.

THE EMPIRE DISTRICT ELECTRIC COMPANY

By:

Name:

Title:

Exhibit A-2

Borrower’s Taxpayer Identification No.

SWINGLINE NOTE

$20,000,000	, 20
Charlotte, North Carolina

FOR VALUE RECEIVED, THE EMPIRE DISTRICT ELECTRIC COMPANY, a Kansas corporation (the “Borrower”), hereby promises to pay to the order of

WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Swingline Lender”), at the offices of Wells Fargo Bank, National Association (the “Administrative Agent”) located at One Wachovia Center, 301 South College Street, Charlotte, North Carolina (or at such other place or places as the Administrative Agent may designate), at the times and in the manner provided in the Credit Agreement, dated as of September     , 2014 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time parties thereto, and Wells Fargo Bank, National Association, as Administrative Agent, the principal sum of

TWENTY MILLION DOLLARS ($20,000,000), or such lesser amount as may constitute the unpaid principal amount of the Swingline Loans made by the Swingline Lender, under the terms and conditions of this promissory note (this “Swingline Note”) and the Credit Agreement.  The defined terms in the Credit Agreement are used herein with the same meaning.  The Borrower also promises to pay interest on the aggregate unpaid principal amount of this Swingline Note at the rates applicable thereto from time to time as provided in the Credit Agreement.

This Swingline Note is issued to evidence the Swingline Loans made by the Swingline Lender pursuant to the Credit Agreement.  All of the terms, conditions and covenants of the Credit Agreement are expressly made a part of this Swingline Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Swingline Note is entitled to the benefits of and remedies provided in the Credit Agreement and the other Loan Documents.  Reference is made to the Credit Agreement for provisions relating to the interest rate, maturity, payment, prepayment and acceleration of this Swingline Note.

In the event of an acceleration of the maturity of this Swingline Note, this Swingline Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

In the event this Swingline Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees.

This Swingline Note shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of New York.  The Borrower hereby submits to the exclusive jurisdiction and venue of the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof.

IN WITNESS WHEREOF, the Borrower has caused this Swingline Note to be executed by its duly authorized corporate officer as of the day and year first above written.

THE EMPIRE DISTRICT ELECTRIC COMPANY

By:

Name:

Title:

EXHIBIT B-1

NOTICE OF BORROWING

[Date]

Wells Fargo Bank, National Association, as Administrative Agent

1525 W. W.T. Harris Blvd.

Charlotte, North Carolina 28262

Attention: Syndication Agency Services

Ladies and Gentlemen:

The undersigned, The Empire District Electric Company (the “Borrower”), refers to the Credit Agreement, dated as of October 20, 2014, among the Borrower, certain Lenders from time to time parties thereto, and you, as Administrative Agent for the Lenders (as amended, modified, restated or supplemented from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), and, pursuant to Section 2.2(b) of the Credit Agreement, hereby gives you, as Administrative Agent, irrevocable notice that the Borrower requests a Borrowing of Revolving Loans under the Credit Agreement, and to that end sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.2(b) of the Credit Agreement:

(i)                                     The aggregate principal amount of the Proposed Borrowing is $                              .(1)

(ii)                                  The Loans comprising the Proposed Borrowing shall be initially made as [Base Rate Loans] [LIBOR Loans].(2)

(iii)                               [The initial Interest Period for the LIBOR Loans comprising the Proposed Borrowing shall be [one/two/three/six months].](3)

(1)  Amount of Proposed Borrowing must comply with Section 2.2(b) of the Credit Agreement.

(2)  Select the applicable Type of Loans.

(3)  Include this clause in the case of a Proposed Borrowing comprised of LIBOR Loans, and select the applicable Interest Period.

(iv)                              The Proposed Borrowing is requested to be made on                                      (the “Borrowing Date”).(4)

The Borrower hereby certifies that the following statements are true on and as of the date hereof and will be true on and as of the Borrowing Date:

A.                                    Each of the representations and warranties contained in Article IV of the Credit Agreement and in the other Loan Documents are true and correct in all material respects (or, with respect to representations already qualified by concepts of materiality, in all respects) on and as of such Borrowing Date with the same effect as if made on and as of such date, both immediately before and after giving effect to the Proposed Borrowing to be made on such date (except (i) to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects (or, with respect to representations already qualified by concepts of materiality, in all respects) as of such date to the extent that such representation and warranty relates solely to an earlier date, (ii) the representations and warranties contained in subsections (a) and (b) of Section 4.3 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 5.4 of the Credit Agreement and (iii) the representation contained in Section 4.4 of the Credit Agreement shall only be made on the Closing Date);

B.                                    No Event of Default has occurred and is continuing or would result from the Proposed Borrowing or from the application of the proceeds therefrom; and

C.                                    After giving effect to the Proposed Borrowing, the sum of (i) the aggregate Outstanding Amount of Revolving Loans, (ii) the aggregate L/C Exposure, and (iii) the aggregate Outstanding Amount of Swingline Loans, will not exceed the aggregate Revolving Commitments.

Very truly yours,

THE EMPIRE DISTRICT ELECTRIC COMPANY

By:

Name:

Title:

(4)  Shall be a Business Day, and in the case of a Proposed Borrowing of LIBOR Loans, at least three Business Days after the date hereof.

EXHIBIT B-2

NOTICE OF CONVERSION/CONTINUATION

[Date]

Wells Fargo Bank, National Association, as Administrative Agent

1525 W. W.T. Harris Blvd.

Charlotte, North Carolina 28262

Attention: Syndication Agency Services

Ladies and Gentlemen:

The undersigned, The Empire District Electric Company (the “Borrower”), refers to the Credit Agreement, dated as of October 20, 2014, among the Borrower, certain Lenders from time to time parties thereto, and you, as Administrative Agent for the Lenders (as amended, modified, restated or supplemented from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), and, pursuant to Section 2.2(c) of the Credit Agreement, hereby gives you, as Administrative Agent, irrevocable notice that the Borrower requests a [conversion] [continuation](1) of Revolving Loans under the Credit Agreement, and to that end sets forth below the information relating to such [conversion] [continuation] (the “Proposed [Conversion] [Continuation]”) as required by Section 2.2(c) of the Credit Agreement:

(i)                                     The Proposed [Conversion] [Continuation] is requested to be made on                               .(2)

(i)                                     The Proposed [Conversion] [Continuation] involves $                        (3) in aggregate principal amount of Revolving Loans made pursuant to a Borrowing on                                 ,(4) which Revolving Loans are presently maintained as [Base Rate] [LIBOR] Loans and are proposed hereby to be [converted into Base Rate Loans] [converted into LIBOR Loans] [continued as LIBOR Loans].(5)

(1)  Insert “conversion” or “continuation” throughout the notice, as applicable.

(2)  Shall be a Business Day, and in the case of any conversion of Base Rate Loans into, or continuation of, LIBOR Loans, at least three Business Days after the date hereof, and additionally, in the case of any conversion of LIBOR Loans into Base Rate Loans, or continuation of LIBOR Loans, shall be the last day of the Interest Period applicable to such LIBOR Loans.

(3)  Amount of Proposed Conversion or Continuation must comply with Section 2.2(c) of the Credit Agreement.

(4)  Insert the applicable Borrowing Date for the Revolving Loans being converted or continued.

(5)  Complete with the applicable bracketed language.

(ii)                                  [The initial Interest Period for the Revolving Loans being [converted into] [continued as] LIBOR Loans pursuant to the Proposed [Conversion] [Continuation] shall be [one/two/three/six months].](6)

[The Borrower hereby certifies that the following statement is true both on and as of the date hereof and on and as of the effective date of the Proposed [Conversion] [Continuation]: no Event of Default has or will have occurred and is continuing or would result from the Proposed [Conversion] [Continuation].](7)

Very truly yours,

THE EMPIRE DISTRICT ELECTRIC COMPANY

By:

Name:

Title:

(6)  Include this clause in the case of a Proposed Conversion or Continuation involving a conversion of Base Rate Loans into, or continuation of, LIBOR Loans, and select the applicable Interest Period.

(7)  Include this clause in the case of a Proposed Conversion or Continuation involving a conversion of Base Rate Loans into, or continuation of, LIBOR Loans.

2

EXHIBIT B-3

NOTICE OF SWINGLINE BORROWING

[Date]

Wells Fargo Bank, National Association, as Administrative Agent

1525 W. W.T. Harris Blvd.

Charlotte, North Carolina 28262

Attention: Syndication Agency Services

Wells Fargo Bank, National Association,

as Swingline Lender

[Address]

Attention:

Ladies and Gentlemen:

The undersigned, The Empire District Electric Company (the “Borrower”), refers to the Credit Agreement, dated as of October 20, 2014, among the Borrower, certain Lenders from time to time parties thereto, and you, as Administrative Agent for the Lenders (as amended, modified, restated or supplemented from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), and, pursuant to Section 2.4(b) of the Credit Agreement, hereby gives you, as Administrative Agent and as Swingline Lender, irrevocable notice that the Borrower requests a Borrowing of a Swingline Loan under the Credit Agreement, and to that end sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.4(b) of the Credit Agreement:

(iii)                               The principal amount of the Proposed Borrowing is $                              .(12)

(iv)                              The Proposed Borrowing is requested to be made on                                      (the “Borrowing Date”).(13)

The Borrower hereby certifies that the following statements are true on and as of the date hereof and will be true on and as of the Borrowing Date:

A.                                    Each of the representations and warranties contained in Article IV of the Credit Agreement and in the other Loan Documents are true and correct in all material respects (or, with respect to representations already qualified by concepts of materiality, in all respects) on and as of such Borrowing Date with the same effect as if made on and

(12)  Amount of Proposed Borrowing must comply with Section 2.4(b) of the Credit Agreement.

(13)  Shall be a Business Day.

3

as of such date, both immediately before and after giving effect to the Proposed Borrowing to be made on such date (except (i) to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects (or, with respect to representations already qualified by concepts of materiality, in all respects) as of such date to the extent that such representation and warranty relates solely to an earlier date, (ii) the representations and warranties contained in subsections (a) and (b) of Section 4.3 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 5.4 of the Credit Agreement and (iii) the representation contained in Section 4.4 of the Credit Agreement shall only be made on the Closing Date);

B.                                    No Event of Default has occurred and is continuing or would result from the Proposed Borrowing or from the application of the proceeds therefrom; and

C.                                    After giving effect to the Proposed Borrowing, (i) the sum of (A) the aggregate Outstanding Amount of Revolving Loans, (B) the aggregate L/C Exposure, and (C) the aggregate Outstanding Amount of Swingline Loans, will not exceed the aggregate Revolving Commitments and (ii) the sum of the aggregate Outstanding Amount of Swingline Loans will not exceed the Swingline Commitment.

Very truly yours,

THE EMPIRE DISTRICT ELECTRIC COMPANY

By:

Name:

Title:

4

EXHIBIT C

FORM OF

COMPLIANCE CERTIFICATE

THIS COMPLIANCE CERTIFICATE is given pursuant to Section 5.4(c) of the Credit Agreement, dated as of October 20, 2014, among The Empire District Electric Company (the “Borrower”), certain Lenders from time to time parties thereto, and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (as amended, modified, restated or supplemented from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined).

The undersigned, on behalf of the Borrower in his or her capacity as the chief financial officer of the Borrower, and not in his or her individual capacity, hereby certifies that:

1.              [He][She] is the chief financial officer of the Borrower.

2.              The undersigned has reviewed the terms of the Credit Agreement and has made, or caused to be made under the supervision of the undersigned, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements delivered herewith.

3.              The examination described in paragraph 2 above did not disclose, and the undersigned has no knowledge of the existence of, any Event of Default during or at the end of the accounting period covered by such financial statements or as of the date of this Certificate [, except as set forth below.

Describe here or in a separate attachment any exceptions to paragraph 3 above by listing, in reasonable detail, the nature of the Event of Default, the period during which it existed and the action that the Borrower has taken or proposes to take with respect thereto].

Attached to this Compliance Certificate as Attachment A is a covenant compliance worksheet reflecting the computation of the financial covenant set forth in Section 5.14 of the Credit Agreement, and such calculations are true and correct on and as of the last day of the period indicated on the top of such worksheet.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Compliance Certificate on behalf of the Borrower as of the                day of                     ,         .

THE EMPIRE DISTRICT ELECTRIC COMPANY

By:

Name:

Title:

ATTACHMENT A

COVENANT COMPLIANCE WORKSHEET

A.  Maximum Total Indebtedness to Total Capitalization Ratio

(Section 5.14 of the Credit Agreement)

1.                   Total Indebtedness (all Indebtedness of the Borrower and its Subsidiaries on a consolidated basis but excluding all accounts payable and expenses incurred in the ordinary course of the Borrower’s and its respective Subsidiaries’ businesses ) as of the date of determination

$

2. Total Capitalization as of the date of determination

(a) Total Indebtedness as of such date (from Line 1 above)	$

(b) Stockholders’ equity, preferred and preference stock and other securities included on the consolidated balance sheet of the Borrower and its Subsidiaries as of the date of determination	$

(c) Sum of Line 2(a) and Line 2(b)	$

3. Total Indebtedness to Total Capitalization as of the date of determination: Divide Line 1 by Line 2(c)

4. Maximum Consolidated Indebtedness to Total Capitalization Ratio as of the date of determination		0.65 : 1.0

EXHIBIT D

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.]  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the revolving credit facility identified below (including without limitation any letters of credit and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1. Assignor[s](1):

(1)  Assignor[s] not required to execute assignments made pursuant to Section 2.17(b) of the Credit Agreement.

2. Assignee[s]:

[Assignee is an Affiliate of [identify Lender]

3. Borrower:

4.                                      Administrative Agent:                                                 , as the administrative agent under the Credit Agreement

5.                                      Credit Agreement:        The Credit Agreement dated as of October 20, 2014 among The Empire District Electric Company, the Lenders parties thereto, [name of Administrative Agent], as Administrative Agent, and the other agents parties thereto.

6.                                      Assigned Interest[s]:

Assignor[s](2)	Assignee[s](3)	Aggregate Amount of Revolving Commitment/Loans for all Lenders(4)	Amount of Revolving Commitment/Loans Assigned(8)	Percentage Assigned of Revolving Commitment/ Loans(5)		CUSIP Number
		$	$		%
		$	$		%
		$	$		%

[7.                                  Trade Date:                                       ]

(2)  List each Assignor, as appropriate.

(3)  List each Assignee, as appropriate.

(4)  Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(5)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Effective Date:                                    , 20       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S](6)
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S](7)
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

[NAME OF ISSUING BANK], as
An Issuing Bank

By:
Title:

[NAME OF SWINGLINE LENDER]

By:
Title:

[THE EMPIRE DISTRICT ELECTRIC COMPANY](8)

By:
Title:

(6)  Add additional signature blocks as needed.

(7)  Add additional signature blocks as needed.

(8)  Include if required by Section 8.6(b) of the Credit Agreement.

ANNEX 1

THE CREDIT AGREEMENT DATED AS OF OCTOBER 20, 2014 AMONG THE EMPIRE DISTRICT ELECTRIC COMPANY, THE LENDERS PARTIES THERETO, [NAME OF ADMINISTRATIVE AGENT], AS ADMINISTRATIVE AGENT, AND THE OTHER AGENTS PARTIES THERETO.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties.

1.1                               Assignor[s].  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document , (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                            Assignee[s].  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 8.6 of the Credit Agreement (subject to such consents, if any, as may be required thereunder) , (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.4 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit

Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                      Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.   Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.                                      General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 20, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Empire District Electric Company, a Kansas Corporation (the “Borrower”), each lender from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent.

Pursuant to the provisions of Section 2.15(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 20[  ]

EXHIBIT E-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 20, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Empire District Electric Company, a Kansas Corporation (the “Borrower”), each lender from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent.

Pursuant to the provisions of Section 2.15(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 20[  ]

EXHIBIT E-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 20, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Empire District Electric Company, a Kansas Corporation (the “Borrower”), each lender from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent.

Pursuant to the provisions of Section 2.15(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 20[  ]

EXHIBIT E-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 20, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Empire District Electric Company, a Kansas Corporation (the “Borrower”), each lender from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent.

Pursuant to the provisions of Section 2.15(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 20[  ]